Exhibit 10.18
EXECUTION COPY

229 West 43rd Street
NEW YORK, NEW YORK
OFFICE LEASE AGREEMENT
BETWEEN
BRE/NYT L.L.C.,
as Landlord
AND
PUBMATIC, INC.,
as Tenant

TABLE OF CONTENTS
i

SCHEDULES

Exhibit A -	Outline and Location of Premises
Exhibit B -	Expenses and Taxes
Exhibit C -	Delivery Condition
Exhibit D -	Commencement Letter
Exhibit E-1 -	Building Rules and Regulations
Exhibit E-2 -	Alteration Rules and Regulations
Exhibit F -	Form of Letter of Credit
Exhibit G -	Use Restrictions
Exhibit H -	Sign Restrictions
Exhibit I -	Form of Board SNDA
Exhibit K -	Specialty Alterations
ii

OFFICE LEASE AGREEMENT
THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of this 22nd day of August, 2014, by and between BRE/NYT L.L.C., a Delaware limited liability company (“Landlord”) and PUBMATIC, INC., a Delaware corporation, (“Tenant”).
The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Delivery Condition), Exhibit D (Commencement Letter), Exhibit E-1 (Building Rules and Regulations), Exhibit E-2 (Alteration Rules and Regulations), Exhibit F (Form of Letter of Credit), Exhibit G (Use Restrictions), Exhibit H (Sign Restrictions), Exhibit I (Form of Board SNDA) and Exhibit K (Specialty Alterations).
Landlord and Tenant hereby covenant and agree as follows:
ARTICLE 1
BASIC LEASE INFORMATION AND CERTAIN DEFINITIONS
Section 1.01    “Building” shall mean the building located at 229 West 43rd Street, New York, New York 10036, and commonly known as 229 West 43rd Street.
Section 1.02    “Unit” shall mean the “Commercial Unit” as such term is defined in the Declaration, and which is located within the condominium known as 229 West 43rd Street Condominium (the “Condominium”).
Section 1.03    “Declaration” shall mean that certain Declaration of Condominium dated as of July 13, 2011 (including the By-Laws of the Condominium which form a part of said Declaration) and recorded in the Office of the Register of The City of New York on July 20, 2011, in CRFN 2011000255983, as the same may be further amended, restated, supplemented or otherwise modified from time to time. “Condominium Documents” shall mean the Declaration and the By-Laws, as each of the same may be amended, restated, supplemented or otherwise modified from time to time
Section 1.04    “Board of Managers” shall have the meaning ascribed to such term in the Declaration.
Section 1.05    “Premises” shall mean a portion of the 7th Floor of the Unit, substantially as shown on the floor plans attached hereto as Exhibit A. For purposes of this Lease, Landlord and Tenant agree that the “Rentable Square Footage of the Premises” shall be deemed and agreed to be as follows:

Floor	RSF
7	18,911
Total	18,911

Section 1.06    “Base Rent”:

Period or Months of Term	Annual Base Rate Per Rentable Square Foot	Monthly Base Rent
Commencing on the Rent Commencement Date and ending on the day immediately preceding the three and a half year anniversary of Rent Commencement Date (“First Rent Period”);	$1,267,037.00	$105,586.42
Commencing on the day immediately following the expiration of the First Rent Period and ending on the 7th anniversary (or, if applicable, the last day of the extension period), of the last day of the First Rent Period (the “Second Rent Period”);	$1,361,592.00	$113,466.00
(a)Notwithstanding the foregoing, the Base Rent payable by Tenant shall be abated for the period (herein called the “Rent Abatement Period”) commencing on the Commencement Date and ending on the date that is seven (7) months following the Commencement Date. If, during the Rent Abatement Period, Tenant shall be in Default (as hereinafter defined) under this Lease, then Base Rent shall not be abated during the continuance of such Default, provided, however, that upon Tenant curing such Default in accordance with the terms of this Lease, the Rent Abatement Period shall resume in accordance with the terms of this Section 1.06(a). During the Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease. The term “Rent Commencement Date” as used herein shall mean the day immediately following the Rent Abatement Period.
Section 1.07    “Tenant’s Pro Rata Share”:
A.For purposes of calculating the Tax Excess, Tenant’s Pro Rata Share shall mean the fraction, expressed as a percentage, the numerator of which shall be the number of rentable square feet included within the Premises and the denominator of which shall be 453,888. For so long as the Premises shall be deemed to contain 18,911 rentable square feet, Tenant’s Pro Rata Share shall mean 4.17% in the aggregate, comprised as follows:

Floor	Tenant’s Pro Rata Share
7	4.17%
Total	4.17%
B.For purposes of calculating the Expense Excess, Tenant’s Pro Rata Share shall mean the fraction, expressed as a percentage, the numerator of which shall be the number of rentable square feet included within the Premises and the denominator of which shall be 453,888. For so long as the Premises shall be deemed to contain 18,911 rentable square feet, Tenant’s Pro Rata Share shall mean 4.17% in aggregate, comprised as follows:

Floor	Tenant’s Pro Rata Share
7	4.17%
Total	4.17%
C.Notwithstanding anything to the contrary contained in this Section 1.07, if and to the extent there is a Retail Space Conversion and/or an Office Space Conversion, this Lease will be modified to include a recalculation of Tenant’s Pro Rata Share for purposes of calculating Expense Excess in accordance with Section 2.03 of Exhibit B hereof.
(a)“Base Tax Amount”:    The Taxes payable for the Fiscal Year commencing July 1, 2014 and ending June 30, 2015, as finally determined.
(b)“Base Year” for Expenses: calendar year 2014.
For purposes hereof, “Fiscal Year” shall mean the fiscal years on which the Base Tax Amount is calculated and each period of July 1 to June 30 thereafter.
Section 1.08    (a) “Term”: A period of seven (7) years from the Rent Commencement Date, subject to Article 3, the Term shall commence on the date (“Commencement Date”) Landlord delivers actual physical possession of the Premises to Tenant, vacant and free of all tenancies and occupancies, broom clean and with Landlord Work (as hereinafter defined) Substantially Completed (as hereinafter defined) and, unless terminated early in accordance with this Lease, end on the last day of the month in which occurs the day prior to the seventh (7th) anniversary of the Rent Commencement Date (the “Termination Date”)
Section 1.09    “Broker(s)”: Newmark Knight Frank and Transwestern Commercial Services New York, L.L.C.
Section 1.10    “Permitted Use”: general, administrative and executive office use and all uses directly associated with general, administrative and executive office use in a first class New York office tower that are consistent with the capacity of the Building Systems as of the date of this Lease, and subject however to Article 5 and Exhibit G. Landlord shall use, and shall, to the extent within Landlord’s reasonable control, permit the use of the Unit and each part thereof only for uses which are in keeping with high quality office buildings comparable to the Building in Midtown Manhattan (such Buildings being herein referred to as “Comparable Buildings”, and the foregoing standard being herein referred to as the “Building Standard”).
Section 1.11    “Notice Address(es)”:

Landlord:	BRE/NYT L.L.C. 229 West 43rd Street New York, New York 10036 Attention: Property Manager

With a copy to:	Equity Office Properties 1065 Avenue of the Americas New York, New York 10018 Attention: Mr. Bill Edwards

and a copy to:	Equity Office Properties 1065 Avenue of the Americas New York, New York 10018 Attention: Jessica Kanfer

and a copy to:	BRE/NYT L.L.C. c/o Equity Office 2 North Riverside Plaza, Suite 2100 Chicago, Illinois 60606 Attention: Chief Legal Counsel

and a copy to:	Equity Office Properties Two North Riverside Plaza, Suite 2100 Chicago, Illinois 60606 Attention: Chief Legal Counsel

and a copy to:	Schulte Roth and Zabel 919 Third Avenue New York, New York 10022 Attention: Robert S. Nash, Esq.

Tenant:	PubMatic, Inc. 305 Main Street, 1st floor Redwood City, CA 94063 Attention: General Counsel

With a copy to:	PubMatic, Inc. 305 Main Street, 1st Floor Redwood City, CA 94063 Attention: Chief Executive Officer
Section 1.12    “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and, in the case of any Building service, any days observed by the applicable labor union providing such service in the Building (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by Comparable Buildings. “Building Service Hours” are 8:00 A.M. to 6:00 P.M. on Business Days and 9:00 A.M. to 1:00 P.M on Saturdays other than Holidays.
Section 1.13    “Landlord Work” means the work that Landlord is obligated to perform in order to deliver the Premises in the condition set forth in Exhibit C attached to this Lease (the “Delivery Condition”). It is expressly understood that Landlord Work shall include Landlord’s performance (but at Tenant’s cost and expense, as more particularly described in Section 3.04) of those items of additional work as are set forth in Schedule 1 to Exhibit C and elected to be performed by Tenant pursuant to Section 3.04 hereof.
Section 1.14    “Property” means the Building together with the improvements serving the Building and the parcel of land on which it is located.
Section 1.15    “Operating Standard” shall mean a standard that is in compliance with:
(i)all applicable Law;

(ii)all applicable Insurance Requirements;
(iii)the requirements of the Declaration, By-Laws, and rules and regulations of the By-Laws and pursuant to Exhibits E-1 and E-2 of this Lease; and
(iv)the standards of a high quality, multi-tenanted commercial building in Midtown Manhattan.
Section 1.16    “Insurance Requirement” shall mean rules, regulations, orders and other requirements of the New York Board of Fire Underwriters or the New York Fire Insurance Rating Organization or any other similar body performing the same or similar functions and having jurisdiction over the Building, and the requirements of any insurance policy applicable to the Property and maintained by the Landlord and/or the Board of Managers.
ARTICLE 2
LEASE GRANT
The Premises are hereby leased to Tenant from Landlord, together with, subject to the terms of the Condominium Documents, the non-exclusive right to use, in common with others, the public and common areas of the Unit and the Common Elements (as such term is defined in the Declaration), to the extent required for access to the Building and the Premises or use and occupancy of the Premises for the uses permitted under this Lease, including, without limitation, the Building’s ground floor lobby and sidewalks to the extent any or all of the foregoing are designated by Landlord and/or the Board of Managers, as the case may be, for the common use of tenants and others, stairways, restrooms on the floor on which the Premises is located (collectively, the “Common Areas”). Tenant shall have access to the Premises 24 hours per day and 365 days per year, subject to the terms of this Lease.
ARTICLE 3
ADJUSTMENT OF COMMENCEMENT DATE; POSSESSION; LANDLORD WORK
Section 3.01    (a) Landlord will commence the performance of the Landlord Work reasonably promptly following the mutual execution and delivery of this Lease. Landlord shall not be liable for failure to give possession of the Premises to Tenant on any specific date and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed to extend the term of this Lease, except that Base Rent, Expense Excess and Tax Excess shall be abated and deferred until the Commencement Date has occurred. Landlord shall be deemed to have delivered possession of the Premises to Tenant and Tenant shall be deemed to have accepted possession of the Premises from Landlord immediately upon the Commencement Date. There shall be no postponement of the Commencement Date (or the Rent Commencement Date) for (a) any delay in the delivery of possession of the Premises to Tenant which results from any Tenant Delay, or (b) any delay by Landlord in the performance of any punchlist items relating to Landlord Work. Landlord shall provide Tenant with at least 10 days prior notice of the date it anticipates that the Landlord Work shall be Substantially Completed. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement in the form attached as Exhibit D. Tenant’s failure to execute and return the commencement letter, or to provide written objection to the statements contained in the letter, within 30 days after the date of the letter shall be deemed an approval by Tenant of the statements contained therein. The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work has been performed, to the reasonable approval of Tenant, which approval shall not be unreasonably withheld, conditioned, or delayed, other than any details of construction, mechanical adjustment or any other similar matter, the non- completion of which does not materially interfere with Tenant’s use of the Premises for the normal conduct of Tenant’s business. If Landlord is actually delayed in the Substantial Completion of the Landlord Work beyond the Estimated Possession Date directly as a result of the acts or omissions of Tenant, the Tenant Related Parties or their respective contractors or vendors, including, without limitation, changes requested by Tenant to approved plans or to the items of Landlord Work set forth on Schedule 1 to Exhibit C, Tenant’s failure to comply with any of its obligations under this Lease, or the specification of any materials or equipment ( but not including any of the materials and equipment set forth on with long lead times (a “Tenant Delay”), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay.
(b)Notwithstanding anything to the contrary contained in this Section 3.01, Section 3.01 shall constitute “an express provision to the contrary” as such phrase is used in Section 223-a of the Real Property Law of the State of New York and shall constitute a waiver of the Tenant’s rights pursuant to such Section 223-a and any other Law of like import now or hereafter in force.
(c)Notwithstanding anything to the contrary contained in this Lease, in the event the Commencement Date shall fail to occur for any reason other than Tenant’s default hereunder, Tenant Delay, or Force Majeure (as hereinafter defined) on or before ninety (90) days following the date of this Lease (the “First Outside Date”), then, as Tenant’s sole and exclusive remedy for such delay, Landlord and Tenant agree that the Rent Abatement Period shall be extended by one (1) additional day for each day that shall occur from and after the First Outside Date through the date of the Commencement Date. In addition, if the Commencement Date shall fail to occur for any reason other than Tenant’s default hereunder, Tenant Delay, or Force Majeure on or before two hundred seventy (270) days following the date of this Lease (the “Second Outside Date”), then as Tenant’s sole and exclusive remedy, Landlord and Tenant agree that Tenant shall have the right and option to terminate this Lease by giving notice to Landlord of the termination, and upon such termination Landlord shall return to Tenant any advance rent payment or security deposit (or Letter of Credit), and neither party shall have any further liability to the other.
Section 3.02    Subject to Landlord’s obligation to perform Landlord Work, the Premises shall be accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party, however Landlord shall use reasonable efforts to obtain possession of the space. The Commencement Date for the space, in such event, shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent to Landlord for each day of possession before the Commencement Date.
Section 3.03    Landlord, at Landlord’s sole cost and expense, shall perform the Landlord Work set forth in Exhibit C using Building standard materials (unless otherwise provided in Exhibit C) and in a good and workmanlike manner in accordance with all applicable Laws.
Section 3.04    Subject to the provisions of this Section 3.04, Landlord shall pay to Tenant an allowance in the amount of Four Hundred Twenty-Seven Thousand, Eight Hundred Sixty-Seven and 00/100 Dollars ($427,867.00) (herein called “Allowance”), which amount shall be paid to Tenant for the cost and expense incurred by Tenant in connection with the purchase of furniture for the Premises, and for no other purposes. Landlord shall pay to Tenant the Allowance within thirty (30) days after Landlord’s receipt of a written request for disbursement which shall be accompanied by (1) a paid invoice reflecting Tenant’s payment for furniture in an amount no less than the Allowance, and (2) a certificate signed by an officer of

Tenant. The Allowance is being given for the benefit of Tenant only. No third party shall be permitted to make any claims against Landlord or Tenant with respect to any portion of the Allowance.
ARTICLE 4
RENT
Section 4.01    Payment. Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent (including Tenant’s Pro Rata Share of Expenses and Taxes) shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant (which installment of Base Rent shall be applied to the first month following the expiration of the Rent Abatement Period). All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, that Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord, or at Tenant’s election, by wire transfer of immediately available funds to an account designated by Landlord. Tenant shall pay Landlord interest on past due Rent at the Applicable Rate, provided however (and subject to the provisions of Section 18.01 with respect to any default by Tenant in the payment of rent), on two (2) occasions during any calendar year of the Term, Landlord shall give Tenant notice of Tenant’s failure to timely pay Rent, and Tenant shall have a period of seven (7) days thereafter in which to make such payment before any interest accrues on such payment. Any such interest accrual is separate and cumulative and is in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.
Section 4.02    Escalations. Tenant shall pay Tenant’s Expense Excess and Tax Excess in accordance with Exhibit B of this Lease.
ARTICLE 5
COMPLIANCE WITH LAWS; USE
Section 5.01    Permitted Use. The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, city or borough department, boards, agencies, offices, commissions and subdivisions thereof, any public or quasi-public authority, or as promulgated by any official thereof with jurisdiction over the Property and/or the parties, and the requirements of any applicable fire rating bureau, or other body exercising similar functions, whether in effect now or later, including, without limitation, the Americans with Disabilities Act and the requirements of the Landmarks Preservation Commission as to those portions of the Building that are now or hereafter landmarked or otherwise subject to landmark or similar oversight (collectively “Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building and Common Areas that are not Landlord’s responsibility under Section 9.02, but only to the extent such obligations are triggered by

Tenant’s particular use or manner of use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing and fire/life safety systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located and in the Common Areas. Nothing herein shall require Tenant, with respect to the Building, the Common Areas or the Premises, to comply with Laws which require structural alterations, capital improvements, or the installation of new or additional mechanical, electrical, plumbing or fire/life safety systems on a Building- wide basis except to the extent any of the forgoing are required in connection with (i) Tenant’s particular manner of use of the Premises (other than arising out of the mere use of the Premises as executive, administrative and general office use), (ii) the manner of conduct of Tenant’s business or its manner of operation of its installations, equipment or other property therein, (iii) any cause or condition created by or at the instance of Tenant (other than the mere use of the Premises for executive and general office use, or (iv) the breach of any of Tenant’s obligations hereunder. Tenant shall pay all the reasonable out-of-pocket costs and expenses, and all the fines, penalties and damages imposed upon Landlord, the Board of Managers, the owner of any other condominium units in the Building or any Mortgagee by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 5.01. Without limiting the generality of the foregoing, it is specifically agreed that Tenant shall comply with (X) all Laws that require the installation, modification or maintenance within the Premises of (i) any fire-rated partitions, gas, smoke, or fire detector or alarm, any emergency signage or lighting system, or any sprinkler or other system to extinguish fires or (ii) any handicap facilities and (Y) all Laws that require the abatement, encapsulation, removal or other remediation of any Hazardous Materials (including asbestos-containing materials) located in the Premises, including any such Hazardous Materials located in the Premises as of the date hereof. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E-1 and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations. Tenant shall reimburse and compensate Landlord for all reasonable expenditures made by, or damages or fines sustained or incurred by, Landlord due to any violations of Laws by Tenant with respect to the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to contest any alleged violation of the ADA or other Laws in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law, provided that (i) neither Landlord nor the Board of Managers (nor their respective officers, directors, partners, members or employees) shall be subject to a bona fide threat of criminal penalty or to prosecution for a crime, or any other fine or charge (unless Tenant agrees in writing to indemnify, defend and hold Landlord and/or the Board of Managers harmless from and against such non-criminal fine or charge), nor shall the Premises or any part thereof or the Unit or the Building or Property, or any part thereof, be subject to a bona fide threat of being condemned or vacated, nor shall the Unit or the Building or Land, or any part thereof, be subjected to a bona fide threat of any lien (unless Tenant shall remove such lien by bonding or otherwise) or encumbrance, by reason of non- compliance or otherwise by reason of such contest, (ii) such contest shall not result in the certificate of occupancy for the Building being suspended or revoked (iii) except as otherwise provided in this Section 5.01, before the commencement of such contest, Tenant shall furnish to Landlord (or the Board of Managers, as the case may be) a cash deposit or other security in amount, form and substance reasonably satisfactory to Landlord (or the Board of Managers, as the case may be) and shall indemnify Landlord and the Board of Managers against the reasonable cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance; (iv) such non-compliance or contest shall not constitute or result in any violation of any Mortgage, or if any such Mortgage shall permit such non- compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; (v) such noncompliance or contest shall not prevent Landlord or the Board of Managers from obtaining any and all permits and licenses in connection with the operation of the Unit and the Building; and (vi) Tenant shall keep Landlord and the Board of Managers advised as to the status of such proceedings. Without limiting the application of the above, Landlord or the Board of Managers shall be deemed subject to a bona fide threat of prosecution for a crime if Landlord, or its managing agent, or the Board of Managers, or the managing agent of the Common Elements, or any officer, director, partner, shareholder or employee of any of the foregoing, as an individual, is charged with a crime of any kind or degree whatever, unless such charge is withdrawn or disposed of before Landlord or its managing agent, or the Board of Managers or the managing agent of the Common Elements, or such officer, director, partner, shareholder or employee (as the case may be) is required to plead or answer thereto.
Section 5.02    Compliance with Laws. Except to the extent that Tenant is required by this Lease to comply therewith, Landlord, at its expense (except to the extent properly included in Expenses), shall comply (or, in the case of any of Common Elements for which the Board of Managers is responsible pursuant to the Condominium Documents, shall cause the Board of Managers to comply) with all Laws in respect of the Property as shall affect the Premises and Tenant’s use and enjoyment thereof, but may similarly defer compliance so long as Landlord or the Board of Managers shall be contesting the validity or applicability thereof, provided that deferring such compliance does not adversely affect Tenant’s ability to use and occupy the Premises and conduct its business therein in accordance with all of the terms and conditions of this Lease including, without limitation, Tenant’s ability to obtain permits and licenses to perform any Alterations. Tenant shall accept performance by the Board of Managers (or its agents and contractors) on behalf of Landlord of any obligation on Landlord’s part to be performed under this Lease, including repair and maintenance obligations, without waiving Tenant’s rights against Landlord.
Section 5.03    Environmental. During the Term, Tenant shall comply with all Environmental Laws and Environmental Permits applicable to the operation or use of the Premises by Tenant or on behalf of Tenant, shall cause the other persons occupying or using the Premises to comply with all such Environmental Laws and Environmental Permits, shall immediately pay all costs and expenses incurred by reason of such compliance, and shall obtain and renew all Environmental Permits required for operation or use of the Premises by Tenant or anyone claiming by, through or under Tenant, including, without limitation, subtenants. Tenant shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal, of Hazardous Materials on the Premises, the Building or the Property by Tenant, Tenant’s Affiliates or any of their respective agents, employees, independent contractors, or licensees, subtenants, assignees or other permitted occupants of the Premises or any other party within Tenant’s or Tenant’s Affiliates’ control (collectively, “Tenant Responsible Parties”) except for normal quantities used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and then only in compliance with all applicable Environmental Laws and Environmental Permits. Except as otherwise required with respect to Tenant’s obligation to comply with all Environmental Laws and Environmental Permits as set forth in the first sentence of this Section 5.03, Landlord shall use good faith efforts to comply with all Environmental Laws and Environmental Permits applicable to the operation or use of the Unit (except to the extent that such compliance is the responsibility of Tenant or any other occupant of the Unit) and shall use commercially reasonable efforts to cause all other persons occupying or using the Unit to comply with all such Environmental Laws and Environmental Permits.
Section 5.04    Claims. Tenant shall immediately advise Landlord in writing of any of the following: (i) Tenant’s receipt of written notice of any Environmental Claim against Tenant relating to the Premises, the Building or the Property; (ii) any condition or occurrence on the Premises, the Building or the Property that (a) results in noncompliance by Tenant with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant and/or Landlord or the Premises and (iii) the actual or anticipated taking of any removal or remedial action in response to the presence of any Hazardous Material on the Premises by Tenant or any occupant of the

Premises or any of their respective employees, agents and contractors. All such notices shall describe (to the extent Tenant is aware of the foregoing items (i) through (iii)) in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto. In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord. Subject to the provisions of Article 10 hereof, at any time and from time to time during the term of this Lease, Landlord or its agents may perform an environmental inspection of the Premises (accompanied by a designated representative of Tenant if Tenant shall have made such representative available). Tenant hereby grants to Landlord and its agents access to the Premises to undertake such an inspection following reasonable prior written notice from Landlord except that no such notice shall be required in case of an Emergency.
Section 5.05    Indemnity. Tenant agrees to defend, indemnify and hold harmless Landlord (together with any Superior Lessors and/or Mortgagees and each of their respective partners, members, directors, officers, shareholders, principals, agents and employees, each an “Indemnitee”) from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties (including, by way of illustration and not by way of limitation, civil fines), damages, reasonable costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever (collectively, “Claims”) that may at any time be incurred by, imposed on or asserted against the Indemnitee based on, or arising or resulting from (a) the presence of Hazardous Materials on the Premises, in the Building or on the Property which is caused or permitted by Tenant, its agents, employees or independent contractors and/or (b) any Environmental Claim relating in any way to such Tenant’s operation or use of the Premises, the Building or the Property. Tenant’s indemnity of Landlord hereunder shall exclude any Claims resulting from the presence of Hazardous Materials on the Property that existed prior to the Commencement Date. The provisions of this Section shall survive the expiration or sooner termination of this Lease.
Section 5.06    Definitions. For purposes hereof, the respective terms as used herein shall, unless the context otherwise requires, have the following meanings:
(a)“Hazardous Materials” means (a) petroleum products, natural or synthetic gas, asbestos in any form, including asbestos containing materials, urea formaldehyde foam insulation, and radon gas; (b) any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other substance exposure which is regulated by any governmental authority.
(b)“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment or Hazardous Materials.
(c)“Environmental Claims” means any and all administrative regulatory or judicial actions, suits, demands, demand letters, claims, liens, notice of non- compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and/or (b) any and all Environmental Claims by any third party seeking damages, or arising from alleged injury or threat of injury to health, safety or the environment.

(d)“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.
Section 5.07    Permits. If any governmental license or permit (other than a certificate of occupancy for the entire Building shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection within 30 days after Landlord’s request therefor. Tenant shall at all times comply in all material respects with the terms and conditions of each such license or permit. Additionally, should Alterations or Tenant’s use of the Premises for other than executive, administrative and general offices require any modification or amendment of any certificate of occupancy for the Building, Tenant shall, at its expense, take all commercially reasonable actions necessary to procure any such modification or amendment and shall reimburse Landlord (as Additional Rent) for all reasonable out-of-pocket costs and expenses Landlord incurs in effecting said modifications or amendments within 30 days after demand therefor accompanied by reasonably satisfactory documentation of such costs and expenses. Landlord shall cooperate with Tenant in connection with Tenant’s obtaining of any such governmental license or permit or any application by Tenant for any amendment or modification to the Building’s certificate of occupancy, and shall reasonably promptly execute and deliver any applications, reports or related documents as may be requested by Tenant in connection therewith, provided that Tenant shall reimburse Landlord (as Additional Rent) for the reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such cooperation within 30 days after demand therefor, accompanied by reasonably satisfactory documentation of such costs and expenses, and further provided that Tenant shall indemnify and hold harmless Landlord from and against any claims arising in connection with such cooperation, other than any such claims arising from any incorrect information provided by Landlord in connection therewith or any conditions at or in the Unit which are Landlord’s responsibility hereunder. The foregoing provisions are not intended to be deemed Landlord’s consent to any Alterations or to a use of the Premises not otherwise permitted hereunder nor to require Landlord to effect such modifications or amendments of any certificate of occupancy.
ARTICLE 6
LETTER OF CREDIT
Section 6.01    Letter of Credit. Contemporaneous with the execution and delivery of this Lease, Tenant shall deliver to Landlord, and Tenant shall maintain in effect at all times during the term hereof, as collateral for the full and faithful performance and observance by Tenant of Tenant’s covenants and obligations under this Lease, an unconditional irrevocable letter of credit in the amount of Six Hundred Seventy-Four Thousand, Nine Hundred Seventy- Nine and 25/100 Dollars ($674,979.25) (the “Letter of Credit”), substantially in the form annexed hereto as Exhibit F and otherwise reasonably satisfactory to Landlord and issued by a banking institution reasonably satisfactory to Landlord and either having its principal place of business or a duly licensed branch or agency in the borough of Manhattan, City and County of New York. Such Letter of Credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Landlord given not less than 60 days prior to the expiration thereof. Notwithstanding anything to the contrary contained in this Lease, Landlord shall have no obligation to deliver possession of the Premises to Tenant prior to the date that Tenant delivers the aforementioned Letter of Credit and any such decision by Landlord to not deliver possession of the Premises shall not affect the Commencement Date. Tenant shall, throughout the term of this Lease, deliver to Landlord, in the event of the termination of any such Letter of Credit, replacement letters of credit in lieu thereof no later than 30 days prior to the expiration date of the preceding Letter of Credit. The term of each such Letter of Credit shall be not less than 1 year and shall be automatically renewable from year to year as aforesaid. Notwithstanding the foregoing, if Landlord shall elect, in its sole discretion, to accept a Letter of Credit which is subject to a final expiration date, Tenant shall deliver a replacement of or amendment to such

Letter of Credit no later than 30 days prior to such final expiration date, and the final Letter of Credit delivered to Landlord pursuant to this Section 6.01 shall have a final expiration date occurring not earlier than 60 days following the Termination Date of this Lease. If Tenant shall fail to obtain any replacement of or amendment to a Letter of Credit within any of the applicable time limits set forth in this Section 6.01, Tenant shall be in Default of its obligations under this Article 6 and Landlord shall have the right (but not the obligation), at its option, to draw down the full amount of the existing Letter of Credit and use, apply and retain the same as security hereunder, and notwithstanding such draw by Landlord, Landlord shall have the right (but not the obligation), at its option, to give written notice to Tenant stating that such failure by Tenant to deliver such replacement of or amendment to the Letter of Credit constitutes a continuing Default by Tenant of its obligations under this Article 6, and in the event that Tenant shall not have delivered such replacement or amendment to Landlord within 15 Business Days after Tenant’s receipt of such notice, Landlord may give to Tenant a notice of intention to end the term of this Lease at the expiration of 7 days from the date of the service of such notice of intention, and upon the expiration of said 7 days this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate (as set forth in Article 18 hereof) with the same effect as if that day was the day herein definitely fixed for the end and expiration of this Lease, but Tenant shall remain liable for damages as provided in Article 19 hereof. Upon delivery to Landlord of any such replacement of or amendment to the Letter of Credit within the 15 Business Day period described in the preceding sentence, such Default shall be deemed cured and Landlord shall return to Tenant the proceeds of the Letter of Credit which had been drawn by Landlord pursuant to the preceding sentence (or any balance thereof to which Tenant is entitled). Notwithstanding the foregoing, Landlord acknowledges that Silicon Valley Bank is deemed approved for purposes of providing such Letter of Credit.
Section 6.02    Application. Upon the occurrence of a Default by Tenant in respect of the full and prompt payment and performance of any of the terms, provisions, covenants and conditions of this Lease beyond notice (the delivery of which shall not be required for purposes of this Section 6.02 if Landlord is prevented or prohibited from delivering the same under applicable Law, including, but not limited to, all applicable bankruptcy and insolvency law) and the expiration of any applicable cure periods (except that no notice and cure period shall be required for purposes of this Section 6.02 with respect to any Default by Tenant hereunder if, at the time of such Default, any of the events set forth in Section 18.01(b) hereof shall have occurred with or without the acquiescence of Tenant), including, without limitation, the payment of Base Rent and Additional Rent, Landlord may, at its election, (but shall not be obligated to) draw down the entire Letter of Credit or any portion thereof and use, apply or retain the whole or any part thereof to the extent required for the payment of: (a) Base Rent, Additional Rent or any other sum as to which Tenant is in Default, (b) any sum which Landlord may expend or may be required to expend by reason of Tenant’s Default in respect of any of the terms, provisions, covenants, and conditions of this Lease, including, without limitation, any reletting costs or expenses (including, without limitation, any free rent, tenant improvement allowance, leasing commissions, attorneys’ fees, costs and expenses, and other fees, costs and expenses relating to the reletting of all or any portion of the Premises), (c) any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord, or (d) any damages awarded to Landlord in accordance with the terms and conditions of Article 19 hereof, it being understood that any use of the whole or any part of the proceeds of the Letter of Credit shall not constitute a bar or defense to any of Landlord’s other remedies under this Lease or any Law, including, without limitation, Landlord’s right to assert a claim against Tenant under Title 11 U.S.C. §502(b)(6) or any other provision of Title 11 of the United States Code. To insure that Landlord may utilize the proceeds of the Letter of Credit in the manner, for the purpose, and to the extent provided in this Article 6, each Letter of Credit shall provide that the full amount or any portion thereof may be drawn down by Landlord upon the presentation to the issuing bank (or the advising bank, if applicable) of Landlord’s draft drawn on the issuing bank without accompanying memoranda or statement of beneficiary, (except as may be set forth in the form annexed hereto as Exhibit F). In no event shall the Letter of Credit require Landlord to submit evidence to the issuing (or advising) bank of the truth or accuracy of any such written statement and in no event shall the issuing bank or Tenant have the right to dispute the truth or accuracy of any such statement nor shall the issuing (or advising) bank have the right to review the applicable provisions of this Lease. In no event and under no circumstance shall the draw down on or use of any amounts under the Letter of Credit constitute a basis or defense to the exercise of any other of Landlord’s rights and remedies under this Lease or under any Law, including, without limitation, Landlord’s right to assert a claim against Tenant under Title 11 U.S.C. §502(b)(6) or any other provision of Title 11 of the United States Code.
Section 6.03    Cash Security. Upon the occurrence of a Default by Tenant in respect of any of the terms, provisions, covenants and conditions of this Lease beyond notice and the expiration of any applicable cure periods (except to the extent that such notice and cure periods are not applicable pursuant to Section 6.02 hereof) and Landlord utilizes all or any part of the security represented by the Letter of Credit but does not terminate this Lease as provided in Article 18 hereof, Landlord may, in addition to exercising its rights as provided in Section 6.02 hereof, retain the unapplied and unused balance of the portion of the Letter of Credit drawn down by Landlord (herein called the “Cash Security”) as security for the faithful performance and observance by Tenant thereafter of the terms, provisions, and conditions of this Lease, and may use, apply, or retain the whole or any part of said Cash Security to the extent required for payment of Base Rent, Additional Rent, or any other sum as to which Tenant is in Default or for any sum which Landlord may expend or be required to expend by reason of Tenant’s Default in respect of any of the terms, covenants, and conditions of this Lease. In the event Landlord uses, applies or retains any portion or all of the proceeds of the Letter of Credit, Tenant shall forthwith within 5 Business Days of demand by Landlord restore the amount so used, applied or retained (at Landlord’s option, either by the deposit with Landlord of cash or the provision of a replacement Letter of Credit) so that at all times the amount of the amount represented by the Letter of Credit and the Cash Security (if any) shall be not less than the amount of collateral, required by Section 6.01 hereof, failing which Tenant shall be in Default of its obligations under this Article 6 and Landlord shall have the same rights and remedies as for the non-payment of Base Rent beyond the applicable grace period.
Section 6.04    Return of Security. If Tenant shall fully and faithfully comply with all of Tenant’s covenants and obligations under this Lease, the Letter of Credit and the Cash Security (if any) shall be returned to Tenant within 60 days after both (i) the expiration or early termination of this Lease and (ii) the delivery to Landlord of entire possession of the Premises as provided in this Lease; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder. In the event of any sale, transfer or leasing of Landlord’s interest in the Building whether or not in connection with a sale, transfer or leasing of the Land to a vendee, transferee or lessee, Landlord shall have the right to transfer the Letter of Credit and the Cash Security (if any) to the vendee, transferee or lessee or, in the alternative, to require Tenant to deliver a replacement or amended Letter of Credit naming the new landlord as beneficiary, and, upon delivery by Tenant of a replacement Letter of Credit as aforesaid, Landlord shall return the existing Letter of Credit to Tenant. Upon such transfer or return of the Letter of Credit and the Cash Security (if any), Landlord shall thereupon be released by Tenant from all liability for the return thereof, and Tenant shall look solely to the new landlord for the return of the same. The provisions of the preceding sentence shall apply to every subsequent sale, transfer or leasing of the Building, and any successor of Landlord may, upon a sale, transfer, leasing or other cessation of the interest of such successors in the Building, whether in whole or in part, transfer the Letter of Credit and the Cash Security (if any) to any vendee, transferee or lessee of the Building (or require Tenant to deliver a replacement Letter of Credit as hereinabove set forth) and shall thereupon be relieved of all liability with respect thereto. If Tenant shall fail to timely deliver such replacement Letter of Credit, Tenant shall be in Default of its obligations under this Article 6 and Landlord shall have the right (but not the obligation), at its option, to draw down the existing Letter of Credit and retain the proceeds as collateral for Tenant’s obligations hereunder until a replacement Letter of Credit is delivered, and notwithstanding such draw by Landlord, Landlord shall have the right (but not the obligation), at its option, to give written notice to Tenant stating that such failure by Tenant to deliver such replacement Letter of Credit constitutes a continuing Default by Tenant of its obligations under this Article 6, and if Tenant shall not have delivered such replacement to Landlord within 5 Business Days after Tenant’s receipt of such notice, Landlord may give to Tenant a notice of intention to end the term of this Lease at the expiration of 5 days from the date of the service of such notice of intention, and upon the expiration of said 5 days this Lease and the term and estate hereby granted shall terminate in accordance with the provisions of the penultimate sentence of Section 6.01 hereof. Upon delivery to Landlord of any such replacement Letter of Credit within the 5 Business Day period described in the preceding sentence, such Default shall be deemed cured and Landlord shall return to Tenant the proceeds of the Letter of Credit which had been drawn by Landlord pursuant to the preceding sentence (or any balance thereof to which Tenant is entitled). Landlord and Tenant hereby agree that, in connection with the transfer by Landlord or its successors or assigns hereunder of Landlord’s interest in the Letter of Credit, Tenant shall be solely liable to pay any transfer commission and other costs charged by the issuing bank in connection with any such transfer of the Letter of Credit, as additional rent hereunder, upon Landlord’s demand therefor. Except in connection with a permitted assignment of this Lease, Tenant shall not assign or encumber or attempt to assign or encumber the security represented by the Letter of Credit, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In any event, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the funds represented by the Letter of Credit, Landlord may return the Letter of Credit to the original Tenant regardless of one or more assignments of this Lease.
Section 6.05    Not Rent. Neither the Letter of Credit, any proceeds therefrom or the Cash Security, if any, shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Landlord’s damages or constitute a bar or defense to any of the Landlord’s other remedies under this Lease or at law or in equity upon Tenant’s Default.
ARTICLE 7
BUILDING SERVICES
Section 7.01    Services. Except as otherwise provided in this Lease, from and after the Commencement Date, Landlord shall furnish Tenant with the services set forth below.
Section 7.02    Water. Landlord shall provide reasonable quantities of hot (for core lavatories and the pantry only) and cold water to the floor(s) on which the Premises are located for core lavatory, cleaning, pantries, private bathrooms and drinking purposes, only. If Tenant shall require water for any other purpose, Landlord need only furnish cold water at the Building core riser through a capped outlet located on the applicable floor of the Premises, and the cost of heating such water as well as piping and supplying such water to the Premises shall be paid by Tenant. Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of such additional cold water and/or hot water for such other purposes; provided, however, that with respect to any requests by Tenant for additional water, Landlord shall supply such water to Tenant, at Tenant’s sole cost and expense, and Landlord may elect (which election Landlord shall make upon review of Tenant’s applicable plans and specifications therefor) to meter such water usage for which Tenant shall pay the cost of such water usage and the cost of any meter installation. Tenant shall pay to Landlord, as Additional Rent, Landlord’s actual cost to provide such additional quantities of cold water and hot water as shown on such meters (including Landlord’s charge for the production of such hot water, if Tenant shall have requested and Landlord shall have produced such hot water) within 30 days of Tenant’s receipt of written demand from Landlord, which demand shall include reasonable underlying detail of the amount owed. The water to be provided to the Premises hereunder shall be from the regular building supply at prevailing or code mandated temperatures.

Section 7.03    Electricity.
(a)Landlord shall make available to Tenant electrical energy of six (6) watts per useable square foot of the Premises, on a connected load basis, exclusive of the electricity consumed by Building Services (including, without limitation, Base Building HVAC) provided to the Premises. Tenant’s use of electrical service shall not exceed, either in voltage or capacity, the electrical capacity required to be made available by Landlord to the Premises.
(b)Tenant’s consumption of electricity in kWH shall be measured by the submeter installed and maintained by Landlord. Tenant shall pay for electricity, as Additional Rent, an amount which shall be 105% of the figure obtained by multiplying the kWH measured on such submeter, taking into account consumption and demand, for the billing period in question by the Landlord’s Average Cost/kWH for the same billing period. The “Landlord’s Average Cost/kWH” shall be defined as the figure obtained by dividing the total cost for electricity for the Building by the total kWH consumed in the Building during the respective utility company’s or service provider’s billing period. If any tax is imposed on and paid by Landlord on account of Landlord’s receipt from the sale or resale of electric energy to Tenant by any federal, state or municipal authority, Tenant covenants and agrees that where permitted by Law, Tenant’s pro rata share of such taxes (without duplication) shall be passed on to, and included in the bill of, and paid by, Tenant to Landlord; provided, however, Landlord shall either be a licensed reseller of electricity or shall be responsible for any incremental sales, utility or other taxes incurred or imposed with respect to the purchase of electricity in the Premises which would not have been incurred had Landlord been a licensed reseller of electricity. Within 30 days after written request therefor, Landlord shall furnish to Tenant copies of any bills pursuant to which Landlord’s Average Cost/kWH is determined. Notwithstanding the foregoing, at any time that Tenant shall occupy the Premises for business purposes and the submeter fails to operate Tenant agrees to pay to Landlord for electricity pursuant to this Section 7.03 at an amount per square foot equal to the average per useable square foot charge for electricity under this Section 7.03 for the immediately preceding twelve 12 month period (or such shorter period if there are less than 12 months of actual meter readings), unless Tenant can demonstrate by survey from a electric surveying company reasonably acceptable to Landlord that another measure is appropriate.
(c)Landlord shall have the exclusive right to select any company providing electrical service to the Building and Premises, to aggregate the electrical service for the Building and Premises with other buildings, to purchase electricity for the Building and Premises through a broker and/or buyers group and to change the providers and/or manner of purchasing electricity but under any such circumstance, Landlord shall use good faith efforts to purchase electricity at commercially reasonable rates.
Section 7.04    HVAC.
(a)Landlord shall provide heat, air conditioning and ventilation (“HVAC”) to the Premises in such quantities and temperatures as Landlord shall reasonably determine are required in connection with ordinary office use in Comparable Buildings during HVAC Service Hours.
(b)“HVAC Service Hours” shall mean 8:00 A.M. to 6.00 P.M. on Monday through Friday, excluding Holidays, and 9:00 A.M. to 1:00 P.M. on Saturdays, excluding Holidays during the Term.
(c)Tenant shall have the right to receive HVAC service during hours other than HVAC Service Hours. The HVAC service during hours other than HVAC Service Hours referred to in the preceding sentence is herein referred to as “Overtime HVAC”). Tenant shall pay Landlord’s then standard charge for Overtime HVAC and shall provide no less than 4 hours prior notice (provided such notice is given during Building Service Hours and at least 1 Business Day prior notice if the requested day for such service is not a Business Day) requesting Overtime HVAC, or some other time period as may be reasonably specified by Landlord from time to time. For the calendar year in which the Commencement Date occurs (the “Overtime Base Year”), Landlord’s charge for Overtime HVAC shall be at the rate of Four Hundred Twenty Five and 00/100 Dollars ($425.00) per hour. If more than one tenant within the same HVAC zone as Tenant requests after hours HVAC service, the cost of such HVAC shall be equitably apportioned among all such tenants (including Tenant). The minimum period of time for which Tenant may request Overtime HVAC for periods that are not contiguous to HVAC Service Hours is 2 hours on weekdays (exclusive of Holidays) and 4 hours on Saturdays, Sundays and Holidays; it being understood and agreed that there shall be no minimum hour requirement if Tenant requests Overtime HVAC for periods that are contiguous to HVAC Service Hours. The term “Consumer Price Index” as used herein shall mean, The Consumer Price Index, All Items - New York Metropolitan Area, base year 1984 = 100, as issued by the Bureau of Labor Statistics of the United States Department of Labor, or any successor index thereto.
Section 7.05    Condenser Water. If Tenant (or Landlord, as part of Landlord Work) shall install a supplemental or auxiliary HVAC system in the Premises, Landlord shall provide two (2) tons of condenser water to the Premises for the supplemental air conditioning needs of Tenant in the Premises at the initial rate of $750.00 per ton per annum, regardless of actual use. Such rate shall be increased annually on January 1st of each year during the Term to reflect Landlord’s actual increase in cost to provide condenser water by the percentage of increase in the Consumer Price Index for such January over the Consumer Price Index in effect during January of the prior year. The aforementioned initial rate shall be in effect for calendar year in which the Commencement Date occurs.
Section 7.06    Cleaning. (a) It is expressly understood and agreed that Landlord shall not be responsible for providing any cleaning or trash removal services to the Premises provided however Landlord shall provide building standard cleaning to the Common Areas. Tenant shall be responsible for providing all cleaning and trash removal services to the Premises at Tenant’s sole cost and expense. Tenant shall retain Landlord’s cleaning contractor for such cleaning, provided that Landlord’s cleaning contractor shall charge commercially reasonable and competitive rates and shall perform its cleaning duties to Tenant’s reasonable satisfaction. If Landlord’s cleaning contractor declines to provide cleaning to Tenant at commercially reasonable and competitive rates, or, if Landlord’s cleaning contractor shall fail to perform its duties to Tenant’s reasonable satisfaction, which satisfaction shall not be unreasonably withheld, conditioned, or delayed, Tenant shall not be obligated to engage Landlord’s cleaning contractor provided, however, all cleaning contractors hired by Tenant to provide cleaning to the Premises shall be subject to Landlord’s approval, which approval Landlord shall not unreasonably withhold or delay. Tenant shall ensure that the cleaning performed by its contractor shall be done in such a manner that will prevent (A) any work stoppage, picketing, labor disruption or dispute or disharmony or (B) an unnecessary increase in Landlord’s cost of cleaning the Unit.
(b)Tenant shall not clean, nor require, permit, suffer or allow any windows in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law.
Section 7.07    Elevators. Subject to the terms of this Lease, Landlord shall provide (or cause to be provided) passenger elevator service to each floor of the Premises.
Section 7.08    Freight Elevator/Loading Dock. From and after the Commencement Date and in connection with Tenant’s rights to enter the Premises pursuant to Section 3.03 hereof), Tenant shall have access to the Base Building freight elevator and loading dock from 8:00 A.M. to 4:00 P.M. on Business Days (as such hours are subject to change based on union hours as may be in effect from time to time, “Freight/Loading Dock Hours”) on a first come-first serve scheduled basis during Freight/Loading Dock Hours on Business Days at no additional charge to Tenant. Freight elevator and loading dock service shall also be provided to the Premises on a reserved basis at all other times at the current Building standard rate of $150.00 per hour, subject to increase from time to time by Landlord. The minimum period of time for which Tenant may request overtime use of the freight and loading dock is 1 hour on weekdays (exclusive of Holidays) and 4 hours on Saturdays, Sundays and Holidays. Landlord agrees to provide Tenant with reasonable usage of freight elevators and loading dock areas during Tenant’s initial move into the Building, subject to the foregoing provisions of this Section 7.08 and to the Building’s standard scheduling procedures. Notwithstanding the foregoing, Tenant shall not be charged for use of the freight-elevator during its initial move-in and furniture delivery.
Section 7.09    Security. Landlord shall provide security to the Building consistent with the Comparable Buildings, which may be provided through a security system involving any one or a combination of cameras, monitoring devices or guards, sign-in or identification procedures or other comparable system, Building-wide card key security turnstile system based on a proximity card reader system with card key entry; provided, however, Landlord shall not be deemed to have warranted the efficiency of any security personnel, service, procedures or equipment and Landlord shall not be liable in any manner for the failure of any such security personnel, services, procedures or equipment to prevent or control, or apprehend anyone suspected of personal injury, property damage or any criminal conduct in, on or around the Property. Tenant shall have the right, at it sole cost and expense, to install an electronic security system in the Premises that is compatible with the Building security system so as to enable Tenant to utilize a single security/access card, provided that Landlord shall have no liability to Tenant in connection with same. Tenant agrees to cooperate with Landlord in all respects in connection with such system.
Section 7.10    Life Safety Systems. The Premises presently contain a fire-alarm and life-safety system serving the Premises, which is in good operating condition and in compliance with applicable Laws. Landlord shall maintain such systems in good order and repair. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications or Alterations be made or any additional equipment be supplied in connection with the fire-alarm and life-safety system serving the Building or the Premises by reason of Tenant’s business, or the location of the partitions, trade fixtures, or other contents of the Premises, Landlord (to the extent such modifications or Alterations are structural, affect any Building system or involve the performance of work outside the Premises), or Tenant (to the extent such modifications or Alterations are nonstructural, do not affect any Building system and do not involve the performance of work outside the Premises) shall make such modifications or Alterations, and supply such additional equipment, in either case at Tenant’s expense. Landlord shall designate all contractors performing fire-alarm and life- safety system work.
Section 7.11    Other Services. Landlord shall provide such other services as Landlord reasonably determines are necessary or appropriate for the Unit.
Section 7.12    Service Failure. Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant or (except as expressly set forth in this Lease) give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. Landlord shall use commercially reasonable efforts to minimize the duration of any Service Failure. However, if all or any portion of the Premises is made unusable for general office use for a period in excess of 5 consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, and provided such Service Failure is not caused by any act or omission of Tenant, Tenant’s Affiliates or any of their respective employees, agents, contractors, subtenants, assignees or other permitted occupants and that Tenant has actually discontinued use and vacated the Premises (or such portion) other than skeleton staff required to secure the Premises, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 6th consecutive Business Day of the Service Failure and ending on the earlier to occur of (i) the day the service has been fully restored to the Premises or (ii) the day Tenant reoccupies the Premises or portion thereof for the conduct of its business. If the entire Premises have not been rendered unusable for general office use by the Service Failure, the amount of abatement shall be equitably prorated.
ARTICLE 8
LEASEHOLD IMPROVEMENTS
Section 8.01    Improvements. All improvements in and to the Premises as of the Commencement Date (other than Tenant’s Property or except as may be otherwise expressly set forth herein), including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least ninety (90) days prior to the Termination Date (a “Removal Demand”), may require Tenant, at its expense, to remove any of the following, provided however, in no event shall Tenant have any obligation to remove any Leasehold Improvements which were a part of the Delivery Condition of the Premises:
(a)any cable and any wiring or cabling in conduit to the extent installed by or for the benefit of Tenant (collectively, “Removable Cabling”),
(b)any slab cuts other than a reasonable quantity of holes (each not exceeding 4 inches in diameter or exceeding ten (10) feet in length) for conduits, pipes and ducts,
(c)any vaults installed by or for the benefit of Tenant,
(d)all improvements, signage, and equipment of any nature whatsoever made by or on behalf of Tenant;
(e)any back-up power system installed by or for the benefit of Tenant, and any other similar equipment that, in Landlord’s reasonable judgment, is of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements;
(f)any Landlord Work or Alterations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements or are not customarily found in first class office buildouts.
(collectively, “Required Removables”), and to repair and restore in a good and workmanlike manner to a condition which is customary and reasonable for such removal any damage to the Premises or Building caused by such removal (but without requirement to replace carpeting, wall coverings or other finishes, and further assuming that the existing Leasehold Improvements will be demolished, unless Landlord has then executed a new Lease for the relevant portion of the Premises and has a reasonable basis to believe that the new tenant does not intend to demolish the applicable areas) (the “Restoration Standard”). If Landlord determines that a future tenant will use any item that qualifies as a Required Removable or if Landlord intends to demolish such space, then Tenant shall not be obligated, but nevertheless may elect, to remove (or pay for) the same. Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems, and structural alterations and modifications. It is agreed that Required Removables shall not include any usual office improvements such as gypsum board, partitions, ceiling grids and tiles, fluorescent lighting panels, Building Standard doors and non-glued down carpeting or any Landlord Work. Notwithstanding the foregoing, Tenant shall not be required to restore any improvements upon the expiration or termination of the Lease except the items identified on Exhibit K attached hereto.
Section 8.02    Removables. (a) The Required Removables so designated by Landlord shall be removed by Tenant at Tenant’s sole cost and expense before the Termination Date, and if Tenant fails to perform such obligations in a timely manner, Landlord may perform such work at Tenant’s expense.
(b)If expressly requested in writing by Tenant at the time of Tenant’s submission of Tenant’s request for approval of an Alteration or Leasehold Improvement, Landlord agrees to inform Tenant at the time of Tenant’s request for Landlord’s approval of a proposed Alteration or Leasehold Improvement given in accordance with the provisions of Section 9.04, if any portion of such Alteration proposed by Tenant would be deemed to be a Required Removable and Landlord shall not have the right to require Tenant to remove any Alteration not so designated by Landlord at such time.
(c)Tenant may, prior to the Termination Date, remove any Required Removables installed by or for Tenant during the Term, provided Tenant shall repair any damage resulting from such removal and restore the affected areas of the Building to the Restoration Standard.
Section 8.03    Incentive Programs. Should Landlord (or the Board), in its sole discretion, elect to apply for benefits under (i) the Industrial and Commercial Incentive Program of New York City (the “ICIP”), or (ii) any other incentive programs in which Landlord shall, in its discretion, elect to participate (collectively with the ICIP, the “Incentive Programs”), the parties hereto agree that:
(a)Tenant shall, in order to assist Landlord (or the Board) in obtaining any incentives, abatements, exemptions, subsidies, energy discounts, refunds or payments that may be available to Landlord (or the Board) in connection with the Incentive Programs with respect to the Unit and/or the Building, as applicable, or any portion thereof, including, without limitation, the Premises, (i) promptly execute and file any necessary applications, certifications or other documents, and (ii) follow all required procedures within any applicable time limitations, and Tenant shall provide Landlord (or the Board) with such further cooperation as may reasonably be requested.
(b)Tenant, as well as any contractor, subcontractor, construction manager, general contractor, consultant, agent or any party employed by Tenant in connection with any Alterations, shall cooperate with Landlord and shall supply such information and comply with such reporting requirements as Landlord indicates to Tenant are reasonably necessary to comply with the ICIP, and Tenant shall assist Landlord in connection with maintaining its eligibility under the ICIP.
ARTICLE 9
REPAIRS AND ALTERATIONS
Section 9.01    Tenant’s Repair Obligations. (a) Tenant shall provide Landlord with prompt notice of any conditions that are dangerous or in need of maintenance or repair (but immediately in the case of an Emergency) after Tenant obtains knowledge or notice of the same. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear and damage and loss by Casualty or condemnation that is the responsibility of Landlord to restore and subject to the terms of Article 16 excepted. Tenant’s repair, maintenance and replacement obligations include, without limitation, repairs, maintenance and replacement of: (a) floor covering; (b) interior partitions; (c) doors;

(d) the interior surface of demising walls; (e) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations; and (h) restrooms (including fixtures) on floors which are leased in their entirety to Tenant. Additionally, Tenant shall be responsible for all repairs, maintenance and replacement of all systems and facilities of the Unit and the Building or portions thereof (e.g., Tenant’s horizontal distribution of electricity and HVAC) which exclusively serve the Premises, including without limitation the sanitary and electrical fixtures and equipment therein except for any Building system which is designed in a manner such that there are independent components serving each floor such as a water heater in the core lavatories, for which the repair, maintenance and replacement thereof shall be Landlord’s responsibility subject to reimbursement as part of the Expense Excess). Tenant shall also be responsible for the cost of all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the Unit and the Building and the facilities and systems thereof, the need for which arises out of (a) the performance or existence of Alterations by or on behalf of Tenant, (b) the manner of conduct of Tenant’s business or the operation of Tenant’s installations, equipment or other property therein, (c) the moving of property in or out of the Unit or the Building by or on behalf of Tenant, (d) subject to the terms of Article 16 below, the act, omission (where an affirmative duty to act exists), misuse or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees or (e) design flaws in any of Tenant’s plans and specifications regardless of the fact that such Tenant’s plans may have been approved by Landlord. Subject to the terms of Article 16 below, to the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors.
(b)All repairs in or to the Premises for which Tenant is responsible shall be promptly performed by Tenant in a manner which will not interfere (except to a de minimis extent) with the use of the Unit or the Building by other occupants; provided, however, any repairs in and to the Unit or the Building (outside of the Premises) and the facilities and systems of the Unit or the Building for which Tenant is responsible shall be performed by Landlord or the Board of Managers, at Tenant’s expense, which expense shall be commercially reasonable; but Landlord may, at its option, before commencing (or the Board of Managers commencing) any such work or at any time thereafter, require Tenant to furnish to Landlord such security, in form and amount as Landlord or the Board of Managers shall reasonably deem necessary to assure the payment for such work by Tenant. If Tenant fails to commence any repairs to the Premises within 15 days after notice from Landlord (although no prior notice or cure period shall be required in an Emergency) and diligently prosecute the same to completion, Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs. As used in this Lease the term “Emergency” shall mean any situation where a reasonable person would conclude that a particular action is immediately necessary (i) to avoid imminent material damage to all or any material portion of the Building, Unit or Premises, (ii) to protect any person from imminent harm, or (iii) to avoid the imminent unforeseen and unforeseeable suspension of any necessary material service in or to the Building, Unit or the Premises, the failure of which service would have a material and adverse effect on the Building, Unit or the Premises. For the avoidance of doubt, Tenant shall have no obligations hereunder with respect to the condition of the Premises as of the Commencement Date.
Section 9.02    Landlord’s Repair Obligations. (a) Landlord shall, at its sole cost and expense, but subject to the provisions of this Lease (including, without limitation, Exhibit B hereof), keep, maintain, repair and replace (or cause the Board of Managers to keep, maintain, repair and replace) the public portions, common areas and structural elements of the Unit, and shall cause the Board of Managers (to the extent required under the Condominium Documents) to keep, maintain and repair the Base Building and Common Areas and the facade of the Building and the Building systems and facilities, to the extent that such systems and facilities affect the Premises and/or Common Areas, in good working order, and Landlord shall operate the Unit, and shall cause the Board of Managers (to the extent required under the Condominium Documents) to operate the Common Elements and the Building systems and facilities, in a manner consistent with the operation of a first-class office building in accordance with standards then prevailing in Comparable Buildings. All repairs in or to the Premises, the Unit or the Building for which Landlord or the Board of Managers is responsible pursuant to this lease shall be promptly performed in accordance with the proviso of Section 9.02(b) below. Tenant shall accept performance by the Board of Managers (or its agents and contractors) on behalf of Landlord of any obligation on Landlord’s part to be performed under this lease, including repair and maintenance obligations without waiving any of Tenant’s rights against Landlord.
(b)Landlord and the Board of Managers reserve the right, at any time, without it being deemed a constructive eviction and without incurring any liability to Tenant therefor, or affecting or reducing any of Tenant’s covenants and obligations hereunder, to make or permit to be made such changes, alterations, additions and improvements in or to the Unit or the Building and the fixtures and equipment thereof, as well as in or to the street entrances, atrium, doors, halls, passages, elevators, escalators and stairways thereof, and other public parts of the Unit and the Building, as Landlord and/or the Board of Managers shall deem necessary or desirable. Landlord agrees that any changes, alterations, additions or improvements performed pursuant to this Section shall not, either during performance thereof or when completed, (i) unreasonably interfere with the access to the Building or access or use of the Premises by Tenant, or when completed, (ii) diminish beyond an immaterial extent any services to be provided by Landlord hereunder, or (iii) reduce beyond an immaterial extent the rentable square foot area or the floor-to-ceiling height of the Premises. In exercising its rights under this Section 9.02(b), Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises for the ordinary conduct of Tenant’s business, but in no event shall Landlord be required to perform any such work on an overtime or premium-pay basis.
Section 9.03    Alterations. (a) Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the prior written consent of Landlord in each instance, which consent, in the case of Alterations which are not Material Alterations, shall not be unreasonably withheld, conditioned or delayed or not required as hereinafter provided. A “Material Alteration” is an Alteration which (a) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building or the Unit, (b) is structural or affects the strength of the Building or the Unit or (c) adversely affects the usage or the proper functioning of the mechanical, electrical, sanitary, heating, ventilating, air-conditioning or other service systems of the Building or the Unit.
(b)Landlord shall use reasonable efforts to respond to any such request by Tenant for its consent to Alterations within 15 Business Days after receipt of such request. If Landlord fails to respond to Tenant’s proposed Alterations within 15 Business Days after receipt thereof, and if Tenant, within 5 Business Days thereafter, provides Landlord with written notice which again requests Landlord’s approval and which shall set forth in bold type “If Landlord shall fail to respond to this notice within 7 Business Days after receipt, Landlord shall be deemed to have approved the Alterations which are the subject of this request,” and if Landlord fails to respond within such second 7 Business Day period, then Landlord’s failure to respond to the proposed Alterations shall be deemed to be an approval by Landlord of the proposed Alterations. Tenant agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation, warranty or liability whatsoever to Tenant or any other person with respect to the adequacy, correctness or sufficiency thereof or with respect to Laws or otherwise.

(c)Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not adversely affect the Base Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Prior to starting work, Tenant shall furnish Landlord with plans and specifications and the names of the contractors. Cosmetic Alterations shall be subject to all of the other provisions of this Section 9.04. Notwithstanding anything to the contrary contained herein, Tenant shall not make Cosmetic Alterations to the Premises without first notifying Landlord in writing 7 Business Days in advance of beginning such proposed Cosmetic Alterations.
(d)Landlord shall, at Tenant’s sole cost and expense, reasonably cooperate with Tenant to execute any necessary permit application forms required to be submitted for Tenant to obtain necessary permits and approvals for Tenant’s proposed Alterations. Prior to commencing any Alteration (other than a Cosmetic Alteration), Tenant shall furnish Landlord with plans and specifications; names of contractors that are either pre- approved or otherwise reasonably acceptable to Landlord; required permits and approvals; evidence of contractor’s and subcontractor’s insurance, including general liability insurance in an amount of at least $5,000,000.00 for general contractors and $2,000,000 for subcontractors (provided, however, that for contractors performing work costing less than $50,000.00 which does not in any manner affect the Base Building, Landlord shall accept such lower limits of liability insurance then being accepted by landlords of Comparable Buildings), naming Landlord as an additional insured. Changes to the plans and specifications (other than de minimis changes) must also be submitted to Landlord for its approval. Landlord’s approval of the contractors shall not be unreasonably withheld, conditioned or delayed. The parties agree that Landlord’s approval of the contractors shall not be considered to be unreasonably withheld, conditioned or delayed if any such contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work (provided, however, that for contractors performing work costing less than $50,000.00 which does not in any manner affect the Base Building, Landlord shall not require such contractors to have the ability to be bonded for the work), (iv) is not a union member; or (v) is not licensed as a contractor in New York, New York. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a contractor. Notwithstanding anything to the contrary contained in this Section 9.04(d), Landlord may designate specific contractors with respect to the Building’s mechanical, gas, electrical, sanitary, sprinkler, emergency electrical generation, HVAC, elevator, plumbing, life-safety and other service and utility systems of the Building (other than any such system(s) that Tenant or any other tenant or occupant of the Building installs to exclusively service the Premises, or such other tenant’s or occupant’s premises, as the case may be) (collectively “Building Systems”). If any such contractor designated by Landlord does not charge commercially reasonable rates (as determined by Landlord and Tenant acting reasonably) and Tenant notifies Landlord prior to the commencement of any such Alteration that in Tenant’s reasonable determination said contractor’s rates are not commercially reasonable and of the extent of the excess above commercially reasonable rates (the “Surcharge”), Landlord shall at Landlord’s option either (i) require Tenant to use said contractor in which case Landlord shall pay the Surcharge, or (ii) permit Tenant to competitively bid such work with up to 3 qualified contractors (i.e., first class contractors that do similar work in Comparable Buildings) designated by Landlord. In the event Landlord shall approve any contractor other than Landlord’s designated contractors to perform work on or related to Building Systems, Tenant shall nevertheless utilize Landlord’s designated contractors in accordance with this Section for all tie-ins to the Building Systems.
(e)Material changes to the plans and specifications must be submitted to Landlord for its approval in accordance with this Article 9. Tenant shall cause all Alterations to be performed in compliance with all Laws and constructed in a good and workmanlike manner using materials of at least Building Standard quality. Tenant shall reimburse Landlord for any reasonable actual out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations (other than Cosmetic Alterations). In addition, Tenant shall pay Landlord an amount equal to Landlord’s reasonable actual out-of-pocket expenses incurred for Landlord’s oversight and coordination of Alterations (other than any Cosmetic Alterations). Upon completion, Tenant shall furnish (i) “as-built” plans for all Alterations other than Cosmetic Alterations (it being understood that Tenant shall use commercially diligent efforts to obtain “as- built” plans for all such other Cosmetic Alterations to the extent that the same are ordinarily prepared in accordance with good construction practice upon the completion of work that is similar to such other Cosmetic Alterations); (ii) completion affidavits to the extent that Tenant has obtained the same (it being understood that Tenant shall use commercially diligent efforts to obtain such affidavits to the extent that the same are ordinarily obtained in accordance with good construction practice upon the completion of work that is similar to the applicable Alteration) and (iii) full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.
Section 9.04    Construction Rules. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to reasonably designate the time when Alterations may be performed, although Tenant shall have the right to perform such Alterations during Building Service Hours except to the extent such work would be unreasonably noisy or otherwise disruptive to the other occupants or the invitees of the Building. A list of the current rules and regulations respecting the performance of work in the Building are set forth in Exhibit E-2 attached hereto and Landlord shall not enforce same against Tenant in a discriminatory manner. Tenant agrees that the exercise of its rights pursuant to the provisions of this Article 9 or of any other provisions of this Lease shall not be done in a manner which would violate any of Landlord’s or the Board of Managers’ union contracts affecting the Property, or create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop work or other activity if Landlord notifies Tenant that continuing such work or activity would violate any such union contracts affecting the Property, or create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building. Tenant and Landlord shall use their respective reasonable efforts to coordinate their respective work with any work being performed by the other in such manner as to maintain harmonious labor relations.
Section 9.05    Landlord Cooperation. Landlord agrees to cooperate with Tenant (but at no expense to Landlord) as may be reasonably requested by Tenant in connection with the performance by Tenant of Alterations, including, without limitation, executing (or joining in the execution of) any applications required for governmental permits for or signoffs of Alterations within 15 Business Days after request by Tenant; provided, that Landlord’s execution (or joining in the execution) of any such applications shall not constitute Landlord’s approval of any plans and specifications or other information being filed together with any such application, which approval shall be a condition to the commencement of the performance of the Alterations to which any such application relates.
ARTICLE 10
ACCESS
Section 10.01    Scope of the Premises. Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, and, except as otherwise provided in this Lease, all of the Building, including, without limitation, exterior and atrium Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities (collectively, “Landlord’s Reserved Space”), and the use thereof, as well as access thereto through the Premises, subject to Section 10.02 below, for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord and persons authorized by Landlord, with respect to portions of the foregoing located in the Unit, and, subject to the provisions of the Declaration, to the Board of Managers and persons authorized by the Board of Managers, with respect to portions of the Building outside the Unit; provided, however, subject to Landlord’s rights to Landlord’s Reserved Space described above, the plenum located on each full floor (or portion thereof above any partial floor) leased by Tenant hereunder shall be deemed part of the Premises.
Section 10.02    Entry by Landlord. (a) Landlord or Landlord’s agents, public utilities servicing the Building or the Unit and the Board of Managers shall have the right, and Tenant shall permit Landlord or Landlord’s agents, public utilities servicing the Building or the Unit or the Board of Managers and persons authorized by Landlord and the Board of Managers, to install, erect, use and maintain pipes, ducts and conduits in and through the Premises; provided that, (a) same are installed within the interior of the walls of the Premises or above Tenant’s ceiling or, if installed adjacent to the Premises or the ceiling thereof, such installations shall be, at Landlord’s or the Board of Managers’ cost and expense, located in boxed enclosures and appropriately furred, (b) same shall not impair Tenant’s decorations, layout or use of the Premises or diminish its space (other than a de minimis amount) or reduce its ceiling height and to the extent there is any loss of any rentable square footage, Tenant’s Base Rent obligation and Tenant’s Pro Rata Share of escalations (whether for Expenses or Taxes) shall all be proportionately reduced, and (c) in performing such installation work, Landlord or the Board of Managers, as the case may be, shall use reasonable efforts to minimize interference with Tenant’s use of the Premises without any obligation to employ overtime services. Any damage to the Premises resulting from Landlord’s exercise of the foregoing right shall be repaired and the Premises restored to its condition prior to such damage promptly by and at the expense of Landlord or the Board of Managers, as the case may be.
(b)Landlord and the Board of Managers and persons authorized by Landlord and/or the Board of Managers shall have the right, upon reasonable advance notice, except in cases of Emergencies, to enter and/or pass through the Premises at reasonable times during Building Service Hours, show the Premises to actual and prospective superior lessors, superior mortgagees or investors, or prospective purchasers of the Unit or the Building and their respective agents and representatives, provided Landlord or the Board of Managers, as the case may be, shall use reasonable efforts to minimize any interference with Tenant’s business operations and shall be accompanied by a designated representative of Tenant if Tenant shall have made such representative available. In addition, without limiting any provisions of the Condominium Documents, the Landlord and Board of Managers and persons authorized by the Landlord or Board of Managers shall have the right, upon reasonable advance notice, except in cases of Emergency, to enter and/or pass through the Premises at reasonable times provided the Landlord or Board of Managers, as the case may be, shall use reasonable efforts to minimize any interference with Tenant’s business operations and shall be accompanied by a designated representative of Tenant if Tenant shall have made such representative available, (a) to make such repairs, alterations, additions and improvements in or to the Premises and/or in or to the Unit or the Building or its facilities and equipment as the Landlord or the Board of Managers or persons authorized by the Landlord or Board of Managers, as the case may be, is or are required or permitted to make, and (b) to read any utility meters located therein. The Landlord and Board of Managers and such authorized persons shall be allowed to take all materials into and upon the Premises that may reasonably be required in connection therewith, without any liability to Tenant and without any reduction of Tenant’s covenants and obligations hereunder except as may be expressly provided to the contrary elsewhere in this Lease; provided, however, that to the extent reasonably practicable, the Landlord or Board of Managers, as the case may be, shall not cause or permit such materials to be stored in the Premises overnight.
(c)During the period of 15 months prior to the expiration date of this Lease (as the same may have been extended pursuant to the provisions of this Lease), Landlord and persons authorized by Landlord may exhibit the Premises to prospective tenants at reasonable times. Landlord shall give Tenant reasonable prior notice of any entry pursuant to this Section 10.02 and shall use reasonable efforts to minimize any interference with Tenant’s business operations and use of the Premises and shall be accompanied by a designated representative of Tenant if Tenant shall have made such representative available to Landlord upon reasonable advance notice.
ARTICLE 11
ASSIGNMENT AND SUBLETTING
Section 11.01    No Assignment or Sublet. (a) Except in connection with a Business Transfer, Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the entity(ies) which directly or indirectly controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by Tenant as described in Article 18, and shall be voidable by Landlord. In no event shall any Transfer, including a Business Transfer, release or relieve Tenant from any obligation under this Lease, and Tenant shall remain primarily liable for the performance of the lessee’s obligations under this Lease, as amended from time to time. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld, conditioned or delayed if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights or the rights of any other Unit Owner; (3) if the proposed assignee or subtenant or any person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant or any person who controls the proposed assignee or subtenant, is then an occupant of any part of the Unit (except for the Premises) or a party who dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to space in the Unit during the 6 months immediately preceding Tenant’s request for Landlord’s consent. Notwithstanding the foregoing, Landlord will not withhold its consent solely because the proposed transferee is an occupant of the Unit if Landlord does not have space available for lease in the Unit that is comparable to the space Tenant desires to Transfer. For purposes hereof, Landlord shall be deemed to have comparable space if it has space available on any floor of the Building that is approximately the same size as the space Tenant desires to Transfer within 6 months of the proposed commencement of the proposed Transfer; (4) if the proposed transferee is a governmental agency or any entity entitled to sovereign immunity; (5) Tenant is in Default after the expiration of the notice and cure periods in this Lease; or (6) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer, unless Tenant incurs all costs and expenses as a result thereof. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment.
Section 11.02    Notice of Transfer; Landlord’s Right of Recapture. Notwithstanding anything to the contrary contained in this Article 11, if Tenant shall at any time or times during the Term desire to assign this Lease or sublet all or part of the Premises, Tenant shall give notice thereof to Landlord, which notice shall set forth (i) in the case of a proposed subletting, the area proposed to be sublet, and, in the case of a proposed assignment such notice shall set forth Tenant’s intention to assign this Lease, (ii) the term of the proposed subletting including the proposed dates of the commencement and the expiration of the term of the proposed sublease or the effective date of the proposed assignment, as the case may be, and (iii) the rents, work contributions, free rent, lease takeovers and all other concessions and material provisions that are proposed to be included in the transaction, (iv) in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (v) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial report and (vi) such other information as Landlord may reasonably request. Except for any assignment or sublease which does not require Landlord’s consent pursuant to Section 11.06 hereof, such notice shall be deemed an irrevocable offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option, (i) sublease such space from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease of all or part of the Premises), (ii) have this Lease assigned to it or its designee or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises or a sublease of a portion of the Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises), or (iii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Premises). Said option may be exercised by Landlord by notice to Tenant at any time within 30 days after such notice has been given by Tenant to Landlord and Landlord shall have received all other information required to be furnished to Landlord by Tenant pursuant to the provisions of this Article 11; and during such 30 day period Tenant shall not assign this Lease or sublet such space to any person.
Section 11.03    Recapture. (a) If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this lease or sublet all or substantially all of the Premises, then, this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, as if such date were the Termination Date, and the Base Rent and Additional Rent shall be paid and apportioned to such date.
(b)If Landlord exercises its option to have this Lease assigned to it (or its designee) in the case where Tenant desires either to assign this Lease or to sublet all or substantially all of the Premises, then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord. Such assignment shall be effective on the date the proposed assignment was to be effective or the date the proposed sublease was to commence, as the case may be, as if such date were the Termination Date, and the Base Rent and Additional Rent shall be paid and apportioned to such date. Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment. If the proposed assignee or subtenant was to receive any consideration or concessions from Tenant in connection with the proposed assignment or sublease, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).
(c)If Landlord exercises its option to terminate this Lease with respect to the space covered by Tenant’s proposed sublease in any case where Tenant desires to sublet part of the Premises, then (a) this Lease shall end and expire with respect to such part of the Premises on the date that the proposed sublease was to commence as if such date were the Termination Date with respect to such part of the Premises; (b) from and after such date the Base Rent and Additional Rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises; (c) the Allowance shall be reduced to the extent same was not utilized with respect to such portion of the Premises being terminated, (d) the amount of the abated Base Rent set forth in Section 1.06 that has not been utilized shall be proportionately reduced (for example, and without limitation, if 20% of the rentable area of the Premises is terminated as of the Commencement Date, there will be a 20% reduction in the amount of abated Base Rent), and (e) Tenant shall pay to Landlord, within 30 days of demand, together with reasonable supporting documentation, as Additional Rent hereunder, the costs incurred by Landlord in physically separating such part of the Premises from the balance of the Premises and in complying with any laws and requirements of any public authorities relating to such separation.

(d)If Landlord exercises its option to sublet the Premises or the portion(s) of the Premises which Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be at the lower of (i) the rental rate per rentable square foot of Base Rent and Additional Rent then payable pursuant to this Lease or (ii) the rentals set forth in the proposed sublease, and shall be for the same term as that of the proposed subletting, and:
(i)The sublease shall be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this section;
(ii)Such sublease shall be upon the same terms and conditions as those contained in the proposed sublease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this section;
(iii)Such sublease shall give the subtenant the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space and to make any and all changes, alterations, and improvements in the space covered by such sublease;
(iv)Such sublease shall provide that any assignee or further subtenant of Landlord or its designee, may, at the election of Landlord, be permitted to make alterations, decorations and installations in such space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in such space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease provided that such assignee or subtenant, at its expense, shall repair any damage and injury to such space so sublet caused by such removal and Tenant shall not, in any event, be obligated to remove any alterations, decorations and installations made by Landlord or its designee or any subtenant or assignee thereof; and
(v)Such sublease shall also provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord’s uncontrolled discretion, shall deem suitable or appropriate, (iii) Tenant, at Tenant’s expense, shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (iv) Landlord, at Tenant’s expense, may make such alterations as may be required or reasonably deemed necessary by Landlord to physically separate the subleased space from the balance of the Premises and to comply with any laws and requirements of public authorities relating to such separation, and that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition, subject to the obligations of the subtenant to make such repairs thereto as may be necessary to preserve the premises demised by such sublease in good order and condition. Performance by Landlord or its designee under such sublease shall be deemed performance by Tenant of a similar obligation under this lease related to such space, and any default under any such sublease shall not give rise to a default under a similar obligation in this Lease, nor shall Tenant be liable for any Default under this Lease or be deemed to be in Default hereunder if such Default is occasioned by or arises from any act or omission of the subtenant under such sublease or is occasioned by or arises from any act or omission of any occupant under or pursuant to any such sublease.
(vi)To the extent not previously utilized, the amount of Base Rent to be abated under Section 1.06, and the Allowance, if any, shall be proportionately reduced.

Section 11.04    Consent. At the written request of Tenant, Landlord will approve or disapprove of a proposed transferee prior to receiving a complete copy of the proposed assignment, sublease and other contractual documents, provided that (i) Landlord has been provided with sufficient information to make such decision, and (ii) any approval by Landlord of a proposed transferee shall be conditioned upon Landlord’s subsequent approval of the actual signed assignment, sublease or other contractual documents that are entered into to effectuate the proposed Transfer. Notwithstanding the foregoing, Landlord’s approval shall be null and void and deemed withdrawn if Tenant does not enter into the proposed assignment or sublease upon the same terms as set forth in the term sheet or letter of intent within 60 days of Tenant’s initial request for Landlord’s approval. Within 30 days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) exercise any of its rights of recapture previously set forth in this Article 11. Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any requested Transfer.
Section 11.05    Profit. Tenant shall pay (i) 50% of all consideration which Tenant actually receives as a result of an assignment, and (ii) 50% of the rent and other consideration which Tenant actually receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer, after deducting therefrom on a straight-line basis an amount equal to Tenant’s Costs. Tenant shall pay Landlord any amount due Landlord pursuant to this Section 11.05 within 30 days after Tenant’s receipt of all or any portion of such consideration. “Tenant’s Costs” means, all actual, reasonable and customary expenses directly incurred by Tenant attributable to the Transfer directly incurred by Tenant attributable to the Transfer, including broker commissions, free rent, work contributions, legal fees, marketing costs and advertising fees. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.
Section 11.06    Business Transfer. Notwithstanding anything to the contrary contained in Section 11.01, Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant’s assets (herein, a “Successor”), or assign this Lease or sublet all or a portion of the Premises to an Affiliate, without the consent of Landlord and without being subject to the provisions of Section 11.03 and 11.05 hereof, provided that all of the following conditions are satisfied (a “Business Transfer”): (a) Tenant is not in Default; (b) Tenant shall give Landlord written notice at least 15 Business Days before such Transfer; and (c) if such Transfer to a Successor results in Tenant ceasing to exist as a separate entity, then the such successor entity has a tangible net worth, determined in accordance with generally accepted accounting principles consistently applied, equal to the greater (a) the tangible net worth of the tangible net worth of Tenant on the date of this Lease and (b) the tangible net worth of Tenant immediately prior to such transaction; and proof satisfactory to Landlord of such comparable credit shall have been delivered to Landlord at least 5 Business Days prior to the effective date of any such Business Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Business Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. For purposes of this Article 11, the term “control” shall mean (i) in the case of a corporation, ownership or voting control, directly or indirectly, of at least 50% of all the voting stock, and in case of a joint venture or partnership or similar entity, ownership, directly or indirectly, of at least 50% of all the general or other partnership (or similar) interests therein or (ii) the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or by contract.

ARTICLE 12
LIENS
Section 12.01    Liens. Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant, within twenty (20) days of notice of any such lien, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so within the aforesaid period, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.
ARTICLE 13
INDEMNITY AND WAIVER OF CLAIMS
Except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties, and subject to Article 15 of this Lease, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, and subject to Article 15 of this Lease, Landlord shall indemnify, defend and hold Tenant, a guarantor, if any, and their respective trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (collectively, the “Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord or the Landlord Related Parties. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security or protective services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. Notwithstanding the foregoing, except as provided in Article 15 to the contrary, Tenant shall not be required to waive any claims against Landlord (other than for loss or damage to Tenant’s business) where such loss or damage is due to the gross negligence or willful misconduct of Landlord or any of Landlord Related Parties or of any Landlord contractor or invitee in the operation or maintenance of the Premises or the Unit, or any breach of Landlord’s obligations under this Lease. All indemnity obligations of Landlord and Tenant arising under this Lease, and all claims, demands, damages and losses assertable by Landlord and Tenant against the other in any suit or cause of action arising out of or relating to this Lease, the Premises, the Building or the Property, or the use and occupancy thereof, except to the extent provided for in Article 21 hereof, are limited to direct, proximately caused damages and exclude all consequential or indirect damages, including, but not limited to, business loss or interruption, suffered by the party asserting the claim or seeking the recovery.

ARTICLE 14
INSURANCE
Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, with combined primary and excess/umbrella limits of $3,000,000.00 each occurrence and $4,000,000.00 annual aggregate; (b) Property/Business Interruption Insurance Coverage for a period of 1 year written on an All Risk or Special Perils form, with coverage for broad form water damage, including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party (“Tenant-Insured Improvements”); (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall (a) name Landlord (and its successors and assigns), the managing agent for the Building (and its successors and assigns), Equity Office Management, L.L.C., Blackhawk Parent LLC, any Mortgagees, the Board of Managers, and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors and assigns as the interest of such designees shall appear, and such other parties which Landlord (or its successors and assigns) may designate from time to time, as additional insureds. All policies of Tenant’s Insurance shall provide that the insurer(s) or broker or agent shall give Landlord and the certificate holders at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance, in accordance with state laws. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Article 14 be reasonably increased, so that the amount thereof adequately protects Landlord’s and the Board of Managers’ interests; provided, however, that the amount to which such insurance requirements may be increased shall not exceed an amount then being required by landlords of Comparable Buildings and shall not be imposed on Tenant in a discriminatory manner. Landlord shall maintain (or shall cause the Board of Managers to maintain) in respect of the Building at all times during the term of this lease, all property damage, general liability, business interruption, and any other insurance required to be carried by Landlord and/or the Board of Managers pursuant to the Condominium Documents, and Landlord shall not enter into or consent to, or cause the Board of Managers to enter into or consent to, any modification or amendment of the Condominium Documents that would result in a decrease in the types or levels of insurance coverage required to be carried by Landlord and/or the Board of Managers thereunder below those required as of the date hereof, unless such decreased types or levels of insurance coverage are consistent with those that are then generally required by landlords of Comparable Buildings.
ARTICLE 15
SUBROGATION
Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other party or against the Board of Managers for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Unit, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required to be carried by such party under this Lease been carried) covered by property insurance. In addition, Landlord shall cause the Board of Managers to waive and cause its insurance carriers to waive any and all rights of recovery, claims, actions or causes of action Tenant and/or Landlord for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Unit, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required to be carried by such party under this Lease been carried) covered by property insurance. For the purposes of the waivers set forth in this Article 15, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of property insurance. Landlord and Tenant shall, upon request by the other party, provide reasonable evidence that such waiver has been obtained.
ARTICLE 16
CASUALTY DAMAGE
Section 16.01    Casualty and Restoration. (a) If the Premises (other than Leasehold Improvements or Tenant’s Property) or the Building shall be damaged by fire or other casualty (collectively, “Casualty”) in such a manner that materially interferes with Tenant’s use of the Premises for general office use or reasonable access to the Premises and, in the case of the Premises, if Tenant shall give prompt notice thereof to Landlord, then Landlord shall (or to the extent required under the Condominium Documents, cause the Board of Managers to) diligently repair the damage to the Building and the Premises (not including any Leasehold Improvements or Tenant’s Property), and Tenant shall repair the damage to any Leasehold Improvements and Tenant’s Property. At the request of Tenant, Landlord shall, from time to time, inform Tenant of the progress of Landlord’s (or the Board of Manager’s) restoration work and of the estimated date of substantial completion of the same and otherwise consult with Tenant with respect thereto. Until the earlier to occur of (herein referred to as the “Casualty Rent Commencement Date”) (i) the date which is 90 days after such repairs which are required to be performed by Landlord shall be substantially completed (of which substantial completion Landlord shall promptly notify Tenant) and (ii) the date on which Tenant shall move into such portion of the Premises for the conduct of its business, the Base Rent and Additional Rent shall be reduced by the proportion which the Rentable Square Footage of the part of the Premises Tenant’s use of or access to which is materially affected bears to the total Rentable Square Footage of the Premises. Upon the substantial completion of such repairs, Landlord shall diligently prosecute to completion, within 60 days after the date of substantial completion, any agreed upon items of repair work not completed (i.e. “punchlist” items). Landlord shall have no obligation to repair any damage to, or to replace, any Leasehold Improvements or Tenant’s Property, which shall be Tenant’s obligation to repair. Landlord’s (or the Board of Manager’s) obligation to repair the Premises pursuant to this Section 16.01 shall be limited to the repair of the structural components of the Premises, the floor slabs of the Premises, Common Areas, the Building core areas of the Premises, the curtain wall of the Building and the Building Systems to substantially the condition that existed immediately prior to the applicable casualty, vacant and free of tenancies (other than the tenancy created hereby). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the Casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Section, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.
(b)At the earliest practical time (as determined by Landlord acting reasonably) prior to the substantial completion of any such repair, Landlord shall provide Tenant and Tenant’s contractor, subcontractors and materialmen access to the Premises to perform Alterations on the following terms and conditions (but not to occupy the same for the conduct of Tenant’s business):

(i)Tenant shall not commence work in any portion of the Premises until the date specified in a notice from Landlord to Tenant stating that the repairs required to be made by Landlord have been or will be completed to the extent reasonably necessary, in Landlord’s reasonable discretion, to permit the commencement of the Alterations then prudent to be performed in accordance with good construction practice in the portion in question without unreasonable interference with, and consistent with the performance of, the repairs remaining to be performed;
(ii)Such access by Tenant shall be deemed to be subject to all of the applicable provisions of this Lease, except that there shall be no obligation on the part of Tenant solely because of such access to pay any Base Rent and Additional Rent, with respect to the affected portion of the Premises for any period prior to the Casualty Rent Commencement Date; and
(iii)It is expressly understood that if Landlord shall be prevented from substantially completing the repairs due to any acts of Tenant, its agents, servants, employees or contractors, including without limitation by reason of the performance of any Alteration, by reason of Tenant’s failure or refusal to comply or to cause its architects, engineers, designers and contractors to comply with any of Tenant’s obligations described or referred to in this Lease, or, subject to the provisions of this Lease, if such repairs are not completed, because under good construction scheduling practice such repairs should be performed after completion of any Alteration, then such work shall be deemed substantially complete on the date when the work would have been substantially completed but for such delay and the expiration of the abatement of the Tenant’s obligations hereunder shall not be postponed by reason of such delay. Any reasonable additional costs to Landlord to complete any work occasioned by such delay shall be paid by Tenant to Landlord as Additional Rent within 10 days after demand therefor. Subject to the foregoing provisions, Landlord and Tenant shall cooperate in good faith to jointly develop a work schedule governing both parties’ restoration work at the Building and within the Premises and the relative priority of same.
Section 16.02    Termination Option. Anything contained in Section 16.01 to the contrary notwithstanding, if (i) the Building or the Unit shall be so damaged by Casualty (i.e. for this purpose, damage which costs more than 50% of the full insurable value of the Building or the Unit to repair or requires more than 15 months to restore) that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building or the Unit shall be required (whether or not the Premises shall have been damaged or rendered unusable for general office use), then Landlord, at Landlord’s option, not later than 90 days following the damage, give Tenant a notice in writing terminating this Lease, provided that Landlord may not terminate this Lease unless it shall elect to terminate leases (including this Lease) affecting at least 75% of the remaining office space in the Unit (expressly excluding from such computation any retail space and any rentable area occupied by Landlord or its Affiliates). If Landlord elects to terminate this Lease, the Term shall expire upon a date set by Landlord, but not sooner than the 30th day after such notice is given to Tenant or, if the Premises shall not be substantially damaged and rendered substantially unusable for general, executive and administrative office use and the same are usable for general office use, 6 months following the date on which such notice is given or such shorter period as specified by Tenant in a notice to Landlord, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 24 hereof. Upon the termination of this Lease under the conditions provided for in this Section 16.02, Tenant’s liability for Base Rent, Additional Rent and all other charges under this Lease shall cease and any prepaid portion of Base Rent, Additional Rent and all other charges under this Lease for any period after such date shall be refunded by Landlord to Tenant.
Section 16.03    Repair Schedule. (a) Within 90 days after notice to Landlord of any damage described in Section 16.01 hereof, Landlord shall deliver to Tenant a statement (the “Initial Estimate”) prepared by a reputable independent third party licensed engineer or architect selected by Landlord having at least ten years of experience in such matters (the “Independent Party”) setting forth its estimate as to the time required to repair such damage (but not including any time required to repair any items which are

Tenant’s obligation to repair). If 50% or more of the rentable area of the Premises shall be rendered untenantable (which, for purposes hereof shall mean unusable for the conduct of Tenant’s business in a manner which is consistent with Tenant’s use within the 30 day period prior to the occurrence of such Casualty and Tenant ceases the operation of its business within the Premises or the affected portion thereof due to the Casualty) or inaccessible and if the estimated time period exceeds the date (the “Casualty Deadline”) which is 12 months from the date of such Casualty, Tenant may elect to terminate this Lease by giving notice to Landlord not later than 30 days following receipt of the Initial Estimate. If Tenant makes such election, the Term shall expire upon the 30th day after notice of such election is given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 24 hereof. If this Lease shall not have been terminated pursuant to this Article 16, the damages shall be diligently repaired by and at the expense of Landlord as set forth in Section 16.01 hereof. Notwithstanding anything in this Section 16.03(a) to the contrary, if (i) Tenant shall not have elected to terminate this Lease pursuant to this Section 16.03(a), or (ii) Tenant shall not have had the right to terminate this Lease pursuant to this Section 16.03(a), Tenant may from time to time (but in no event more often than once in any 60 day period) request from Landlord that Landlord deliver to Tenant updated estimates with respect to the anticipated date on which the repair work will be substantially completed (“Substantial Completion Date”), or Landlord, at Landlord’s initiative, may send to Tenant such updated estimates (but in no event more often than once in any 60 day period) (each of such updated estimates, a “Revised Estimate”). All Revised Estimates shall contain the Independent Party’s good faith estimate of the Substantial Completion Date of the repair work. A “Materially Revised Estimate” shall be a Revised Estimate with an anticipated Substantial Completion Date of such repair work which is later than all of the following: (x) the Casualty Deadline, (y) 60 days after the date set forth by the contractor in the Initial Estimate as the Substantial Completion Date for the repair work, and (z) 30 days after the Substantial Completion Date for the repair work theretofore set forth in the most recently delivered Revised Estimate. In the event that Tenant (at Tenant’s request or at Landlord’s initiative) shall have received a Materially Revised Estimate, Tenant shall have a further right to terminate this Lease upon written notice to Landlord given not later than 30 days following Tenant’s receipt of such Materially Revised Estimate, and such termination shall be effective on the date which is 30 days following the date Landlord receives Tenant’s notice. In the event Tenant shall not elect to terminate this Lease within the 30 day period set forth above, Tenant also shall not thereafter have a right to terminate this Lease under this Section 16.03 with respect to the Casualty in question unless and until Tenant (at Tenant’s request or at Landlord’s initiative) shall receive another Materially Revised Estimate. Anything to the contrary notwithstanding, Tenant also shall have the right contained herein to terminate this Lease upon written notice to Landlord if (i) Landlord shall fail to deliver to Tenant a Revised Estimate within 60 days after Tenant’s request therefor (provided that Tenant shall have delivered to Landlord 5 days prior written notice that Tenant has not received said Revised Estimate) or (ii) any Revised Estimate does not contain the Independent Party’s good faith estimate of the Substantial Completion Date of the repair work. Such termination shall be effective on the date which is 30 days following the date on which Landlord receives Tenant’s termination notice.
(b)Notwithstanding the foregoing, if the Premises shall be substantially damaged by Casualty during the final year of the Term, Landlord or Tenant may elect by notice, given within 30 days after the occurrence of such damage, to terminate this Lease and if either party makes such election, the Term shall expire upon the 30th day after notice of such election is given by such party and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 24 hereof. Except as set forth in this Section 16.03, Tenant shall have no other options to terminate this Lease under this Article 16.
Section 16.04    Real Property Law. This Article 16 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by Casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other Law of like nature and purpose now or hereafter in force shall have no application in any such case.
ARTICLE 17
CONDEMNATION
Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building, Unit or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Unit. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.
ARTICLE 18
EVENTS OF DEFAULT
Section 18.01    Events of Default. Each of the following events shall be a “Default” hereunder:
(a)if Tenant shall default in the payment when due of any item of Rent and any other sum due hereunder and such default shall continue for seven (7) days after notice of such default is given to Tenant; or
(b)(i) if Tenant shall commence or institute any case, proceeding or other action (A) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or
(ii)if Tenant shall make a general assignment for the benefit of creditors; or
(iii)if any case, proceeding or other action shall be commenced or instituted against Tenant (A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (ii) remains undismissed or unstayed for a period of 90 days; or

(iv)if Tenant shall take any action in furtherance of, or expressly indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or
(v)if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or effectively stayed within 30 Business Days; or
(c)if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant shall fail to remedy such default within 30 days after notice by Landlord to Tenant of such default; provided, however, if such default is of such a nature that it can be remedied but cannot be completely remedied within said period of 30 days, Tenant shall not be in default hereunder if (x) it commences to remedy such default within said period of 30 days and thereafter diligently prosecutes to completion all steps necessary to remedy such default and (y) the continuance of such default would not subject Landlord, the lessor under a lease to which this Lease is subject or a Mortgagee under a Mortgage to which this Lease is subject to liability; or
Section 18.02    Termination. (a) Any notice which Landlord intends as a notice to Tenant of a fact or condition which if unremedied within the applicable grace period shall become a Default shall expressly refer to Section 18.01 hereinabove. If a Default described in Section 18.01 shall occur and Landlord, at any time thereafter, at its option, gives written notice to Tenant stating that this Lease and the Term shall expire and terminate on the 5th day following the date Landlord shall give Tenant such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if said 5th day were the Termination Date under this Lease, and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless be liable for all of its obligations hereunder, as provided in Article 19 hereof. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease 3 separate occasions during any 12 month period, Tenant’s subsequent violation of such provision shall at Landlord’s option, constitute an incurable Default by Tenant. All notices sent under this Article shall be in satisfaction of, and not in addition to, notice required by Law.
(b)If this Lease shall be terminated as provided in Section 18.02(a) hereof, Landlord, without further notice, may dispossess Tenant by summary proceedings or otherwise.
Section 18.03    Pending Defaults. Landlord and Tenant acknowledge and agree that the occurrence of any of the events described in Section 18.01 hereinabove shall not constitute a “Default” during the pendency of any arbitration proceeding if the matter in question has been submitted by Landlord or Tenant to arbitration in accordance with the terms of this Lease.
ARTICLE 19
REMEDIES
Section 19.01    Re-Entry by Landlord. (a) If there shall occur any Default and the Term shall expire and come to an end as provided in Section 18.02 hereof, Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may at any time after the Term shall expire and come to an end, re-enter the Premises or any part thereof without notice, either by summary proceedings, or by any other applicable action or proceeding, and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises.
(b)Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future Law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord after a termination of this Lease pursuant to Section 18.02 hereof, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.
(c)In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by Law or in equity. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at Law or in equity.
Section 19.02    Damages. (a) If this Lease and the Term shall expire and come to an end as provided in Section 18.02 hereof, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 19.01 then, in any of said events:
(i)Tenant shall pay to Landlord all Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;
(ii)Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as “Deficiency”) between the Rent for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s reasonable expenses in connection with the termination of this Lease, Landlord’s reentry upon the Premises and with such reletting including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contribution to work and other expenses of preparing the Premises for such reletting); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Base Rent, Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and
(iii)whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last day with respect to which a Deficiency, if any, was collected) exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the Applicable Rate; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord to unrelated third parties on arms-length terms for the period which otherwise would have constituted the unexpired portion of the Term, or any substantial part thereof, the amount of Rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting. “Applicable Rate” shall mean the lesser of (x) 2% above the then current Base Rate, and (y) the maximum rate permitted by applicable Law. “Base Rate” shall mean the rate of interest publicly announced from time to time by Citibank, N.A., or its successor, as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).

(b)If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 19.02. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Base Rent reserved in this Lease. Solely for the purposes of this Article 19, the Expenses and Taxes in effect immediately prior to the Termination Date, or the date of re-entry upon the Premises by Landlord, as the case may be, shall be deemed to increase at the rate of increase pursuant to the provisions of Exhibit B hereof for the calendar year immediately preceding such event.
Section 19.03    Landlord’s Right to Perform. If a Default shall have occurred and be continuing, or in the event of an Emergency (as such term is defined in Section 9.02 hereof), after delivery of such notice to Tenant as is reasonable under the circumstances, and provided Tenant shall be required hereunder to perform the obligation or make the expenditure in question, Landlord may perform any act or obligation for and on the account of Tenant, and make any reasonable expenditure or incur any reasonable obligation in connection therewith, and such expenditures and payments, including, but not limited to, reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, and the cost thereof, with interest thereon at the Applicable Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within 30 days of rendition of any bill or statement to Tenant therefor.
Section 19.04    Arbitration. In the event of any dispute under this Lease with respect to (i) whether Landlord has unreasonably withheld its consent to any Transfer; (ii) Alterations; (iii) Landlord’s obligations pursuant to Article 16 of this Lease; (iv) any Service Failure; and/or (v) any other matters which are expressly made arbitrable under this Lease (other than determinations of the Rent, a particular prevailing market rate and a particular renewal term), either party shall have the right to submit such dispute to arbitration in the City of New York under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) (presently Rules 56 through 60 and, to the extent applicable, Article 19); provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule 57 shall be returned within 5 Business Days from the date of mailing; (ii) the parties shall notify the AAA by telephone, within 4 Business Days after appointment of the arbitrator of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with the second paragraph of Rule 57; (iii) the Notice of Hearing referred to in Rule 58 shall be 4 Business Days in advance of the hearing; (iv) the hearing shall be held within 5 Business Days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages; and (vi) the decision and award of the arbitrator shall be final and conclusive on the parties. The time periods set forth in this Section 19.04 are of the essence. If any party fails to appear at a duly scheduled and noticed hearing, the arbitrator is hereby expressly authorized to enter judgment for the appearing party. The arbitrators conducting any arbitration shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise modify such provisions. Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator within the meaning of the AAA rules and applicable Law. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction. Each arbitrator shall be a qualified, disinterested and impartial person who shall have had at least 10 years professional experience in New York City, and is then employed, in a calling connected with the matter of the dispute. Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrators and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate under the circumstances. Each party hereunder shall pay its own costs, fees and expenses in connection with any arbitration or other action or proceeding brought under this Section 19.04, and the expenses and fees of the arbitrators selected shall be shared equally by Landlord and Tenant. Notwithstanding any contrary provisions hereof, Landlord and Tenant agree that (i) the arbitrators may not award or recommend any damages to be paid by either party and (ii) in no event shall either party be liable for, nor shall either party be entitled to recover, any damages. Neither party shall have ex parte communications with any arbitrator selected under this Section 19.04 following his or her selection and pending completion of the arbitration hereunder. This Section 19.04 shall survive the expiration or sooner termination of this Lease.
ARTICLE 20
LIMITATION OF LIABILITY
Section 20.01    Liability Limited to the Unit. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor landlord) shall be limited to the interest of Landlord in the Unit. Tenant shall look solely to Landlord’s interest in the Unit (and the proceeds of any sale thereof) for the recovery of any judgment or award against Landlord or any Landlord Related Party. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor any Landlord Related Party shall be personally liable for any judgment or deficiency, and in no event shall Landlord or any Landlord Related Party be liable to Tenant nor shall Tenant, except as provided in Article 21 hereof, be liable to Landlord or any Landlord Related Party for any lost profit, damage to or loss of business or for special or indirect or consequential damages.
Section 20.02    Tenant’s Liability. Notwithstanding anything contained herein to the contrary, Landlord shall look solely to the assets of Tenant to enforce Tenant’s obligations hereunder and no partner, retired or withdrawn partner, shareholder, director, member, manager, officer, principal, client, employee or agent, directly and indirectly, of Tenant (collectively, the “Tenant Exculpated Parties”) shall be personally liable for the performance of Tenant’s obligations under this Lease. Landlord shall not seek any damages against any of the Tenant Exculpated Parties nor shall any property of Tenant or any Tenant Exculpated Party, except as set forth herein, be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Landlord’s rights and remedies under or with respect to this Lease.
ARTICLE 21
HOLDING OVER
Section 21.01    Holdover Rent. If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination of this Lease shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all of the terms and provisions of this Lease, and, Tenant shall pay an amount equal to 150% of the Base Rent for the first thirty (30) days beyond the Termination Date, and thereafter an amount equal to 200% of the sum of the Base Rent plus any Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.
Section 21.02    Holdover Damages. If Tenant shall hold-over or remain in possession of any portion of the Premises beyond the Termination Date, Tenant shall be subject not only to summary proceedings and all direct damages related thereto, but also, to any damages arising out of any new leases or lost opportunities by Landlord to re-let the Premises (or any part thereof) in accordance with and subject to the following provisions of this Section 21.02. In the event that Landlord shall enter into one or more leases for all or any portion of the Premises (any such lease is herein called a “Holdover Lease”), and, if

Tenant shall hold-over or remain in possession of any portion of the Premises beyond the Termination Date, then, in such event, Tenant shall be subject to all damages incurred by Landlord arising out of any new leases or lost opportunities by Landlord to re-let all or any part of the Premises, including without limitation any such damages in connection with Landlord’s inability to deliver the premises leased pursuant to such Holdover Lease to the tenant under such Holdover Lease. All damages to Landlord by reason of such holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.
ARTICLE 22
SUBORDINATION TO MORTGAGES; ESTOPPEL CERTIFICATE
Section 22.01    Subordination. (a) Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, other liens granted in connection with financings of the Building, the Unit or, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Unit, the Building or the Property, the Condominium Documents and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. In addition, Tenant accepts this Lease subject to any underlying lease (referred to as a “Superior Lease”) now or hereafter affecting all or any portion of the Building or the Unit or any interest therein. The party having the benefit of a Superior Lease shall be referred to as a “Superior Lessor”. Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Mortgagee or a Superior Lessor to evidence such subordination, but no such instrument shall be necessary to make such subordination effective. This clause shall be self- operative, but upon request from a Mortgagee or Superior Lessor, Tenant shall execute an agreement confirming such subordination, provided such agreement shall not result in a material increase in Tenant’s obligations under this Lease or a material reduction in the benefits available to Tenant. In the event of the enforcement by a Mortgagee of the remedies provided for by law or by such Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease for the then-remaining Term of this Lease); provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord), except to the extent that such act, omission or default continues after the date that Successor Landlord succeeds to Landlord’s interest in the Building and Successor Landlord has been given notice and an opportunity to cure same; (ii) liable for the return of any moneys paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such moneys or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any construction in connection with the Building or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.
(b)Tenant shall give each Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such Mortgagee or Superior Lessor. If Landlord fails to cure any default under this Lease as to which Tenant is obligated to give notice to a Mortgagee and/or Superior Lessor pursuant to the preceding sentence within the time provided for in this Lease, then each such mortgagee or lessor shall have a reasonable period of time after receipt of such notice within which to cure such default, in which event this Lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this Lease or otherwise while such remedies are being so diligently pursued. Nothing in this Section 22.01(b) shall be deemed to imply that Tenant has any right to terminate this Lease or any other right or remedy.
Section 22.02    Estoppel. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease subject to the terms and conditions of any applicable subordination, non-disturbance and attornment agreement. Tenant shall, within 10 Business Days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to (i) the status of this Lease, (ii) the existence, to the actual knowledge of the signer (without independent inquiry), of any Defaults and (iii) the amount of Rent that is due and payable.
ARTICLE 23
NOTICE
All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and shall be (i) delivered by hand, (ii) sent by registered or certified mail with return receipt requested, (iii) sent by overnight or same day courier service, or (iv) sent by e-mail transmission, in each case to the party’s respective Notice Address(es) set forth in Section 1.12, provided that any notice which is sent by e-mail transmission shall simultaneously be sent by one of the methods set forth in the preceding clauses (i), (ii) and (iii). Each notice shall be deemed to have been received on the earlier to occur of actual delivery or, with respect to any notice which is sent by e-mail transmission, actual delivery of the copy of such notice that is sent by one of the methods set forth in the preceding clauses (i), (ii) and (iii), regardless of the manner of delivery, or the date on which delivery is attempted but refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address in accordance with this Article 23.
ARTICLE 24
SURRENDER OF PREMISES
At the termination of this Lease or Tenant’s right of possession, Tenant shall remove (subject to the terms of Article 8 of this Lease) Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within 2 Business Days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 10 days after notice thereof, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

ARTICLE 25
CONDOMINIUM
Section 25.01    Subordination. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to the Condominium Documents and all amendments and modifications thereof, provided that no such amendment or modification shall impair or interfere (other than in a de minimis manner) Tenant’s rights under this Lease; it being understood and agreed that if any right granted to Tenant hereunder conflicts with the terms of the Condominium Documents (as they exist as of the date hereof), the terms of the Condominium Documents shall govern. In furtherance of the foregoing, Tenant acknowledges and agrees that it has read and understands the Condominium Documents, and that without limiting in any way the provisions or restrictions of the Condominium Documents which shall be binding upon Tenant.
Section 25.02    Rights of the Board of Managers. Subject to the foregoing provisions of Section 25.01 hereof, Tenant acknowledges that wherever any provision of this Lease grants certain rights to Landlord, the Board of Managers may be entitled to certain corresponding rights pursuant to the Condominium Documents, and that, although the parties have endeavored to include all necessary references to the rights of the Board of Managers throughout this Lease, with respect to any provisions that do not expressly reflect such rights, such rights shall be inferred as the context requires, provided that the effect of such inference shall not be to decrease or otherwise adversely affect Tenant’s rights under this Lease or increase Tenant’s obligations or liabilities under this Lease.
Section 25.03    Condominium Change. If, at any time during the term of this Lease, the Building shall no longer be owned in a condominium form of ownership or units comprising the Condominium are combined or additional units created or retail space in the Unit is converted to office space or office space in the Unit is converted to retail space (any of the foregoing hereinafter referred to as a “Condominium Change”), this Lease shall remain in full force and effect, Landlord and Tenant shall perform their respective obligations hereunder, and this Lease shall be modified (if and to the extent necessary) to ensure that, in connection with the computation of Tenant’s payments with respect to Expenses and Taxes or otherwise pursuant to this Lease, no change (either increase or decrease) subject to the last 2 sentences of Section 2.03 of Exhibit B hereof, in the obligations of either party under this Lease shall be effected as a result of a Condominium Change. Subject to the provisions of this Article 25, Tenant, at no out- of-pocket cost to Tenant, shall provide such reasonable cooperation as may be necessary in connection with any such Condominium Change; provided, however, that Tenant shall not be required to execute any such instrument which would diminish or detract from Tenant’s rights or expand or enhance Tenant’s obligations under this Lease by more than a de minimis extent. If the Condominium Change consists of separating the Unit into two or more units: (i) Tenant’s Pro Rata Share of Tax Excess and Expense Excess shall be recalculated based on a fraction, expressed as a percentage, the numerator of which shall be the Rentable Square Footage of the Premises, and the denominator of which shall be the rentable square footage of the newly comprised unit of which the Premises forms a part (the “New Unit”) (which for the purpose of calculating Tenant’s Pro Rata Share of Expense Excess shall exclude any rentable square footage that is attributable to retail space in the New Unit), (ii) Expenses shall be deemed to refer only to the Expenses incurred by Landlord which are properly attributable to the New Unit, (iii) Taxes shall be deemed to refer only to the Taxes incurred by Landlord with respect to the New Unit, and (iv) if the New Unit is formed subsequent to the relative Base Year, the Base Tax Amount and Expenses for the Base Year shall be reduced by multiplying such amounts by a fraction, the numerator of which shall be the rentable square footage of the New Unit, and the denominator of which shall be the Rentable Square Footage of the Unit.
(b)If either party reasonably believes that it is necessary to clarify the terms of this Lease as a result of such conversion in the form of ownership of the Building, Landlord and Tenant shall promptly execute an agreement clarifying their respective obligations under this Lease; provided, however, that neither party shall be required to execute any such instrument which would diminish or detract from the rights of such party or expand or enhance the obligations of such party, in either case under this Lease. Subject to the foregoing, such agreement shall reflect the change in the form of ownership and amend the Lease accordingly, redacting terminology relating to condominium ownership.
ARTICLE 26
SIGNAGE
Section 26.01    Signage. Subject to Landlord’s prior approval (which shall not be unreasonably withheld) and Exhibit H, Tenant may, at its sole cost and expense, install “entry suite” signage that depicts Tenant’s corporate name and/or logo, adjacent to the doors to or on entry glass of the Premises, provided that Tenant remove all such signage on or prior to the Termination Date and repair any damage that may result from such removal.
Section 26.02    Directory. Tenant shall be entitled to its pro-rata share of directory listings in the Building’s lobby, but only to the extent Landlord provides or maintains such directories in such location.
ARTICLE 27
TELECOM
Section 27.01    Providers. The Building’s telecom/data carriers as of the date hereof are Verizon and Time Warner. Tenant shall have the right to use any of such carriers or select its own telecommunication/fiber providers and Landlord will reasonably cooperate with Tenant (without any cost or charge to Landlord) to ensure that Tenant’s telecommunication/fiber providers (including AT&T) will have entry into the Building and a reasonably acceptable path through the Building to the reach the Premises. Landlord shall not charge any access or other fees for Tenant’s telecommunications and data services. Tenant requires and Landlord consents to telecom terminations going directly into the Premises and not terminating in a common Building location.
ARTICLE 28
RENEWAL OPTION
Section 28.01    Renewal Option. Provided that (a) this Lease shall be in full force and effect as of the date of the Renewal Notice (as hereinafter defined) and as of the Termination Date; (b) there shall not then be existing a Default under this Lease, (c) the Tenant first named above (including Tenant’s Affiliates and/or Successor) shall be in actual occupancy of the entire Premises (subject, however, to vacancy due to casualty or condemnation), then Tenant shall have one (1) option to extend the Term of this Lease for the entire Premises (the “Renewal Option”) for a period of five (5) years (the “Renewal Term”) commencing on the day after the Termination Date. The Renewal Option shall only be exercisable by written notice (the “Renewal Notice”) to Landlord at least twelve (12) months, but not earlier than eighteen (18) months, before the last day of the initial Term. The Renewal Term shall commence on the day after the Termination Date (the “Renewal Term Commencement Date”) and shall expire on the 5th anniversary of the Termination Date.
Section 28.02    Renewal Rent and Other Terms.
(a)The Renewal Term shall constitute an extension of the initial Term of this Lease and shall be upon all of the same terms and conditions as the initial Term, except that:

(i)there shall be no right or option to extend the term of this Lease for any period of time beyond the expiration of the Renewal Term;
(ii)(a) the Base Year for Expenses, if applicable, shall mean the Expenses for the calendar year in which the Renewal Term commences; provided, that, if the first day of the Renewal Term is more than 6 months into a calendar year, the Base Year shall mean the Expenses for the following calendar year, and (b) the Base Tax Amount shall mean the Taxes, as finally determined, payable for the Fiscal Year in which the Extension Term commences; provided, that, if the first day of the Extension Term is more than 6 months into a Fiscal Year, the Base Tax Amount shall mean the Taxes, as finally determined, payable for the following Fiscal Year;
(iii)Tenant shall not be entitled to any inducements, work allowance, concessions or free rent; and
(iv)the Base Rent for the Renewal Term shall be payable at a rate per annum equal to the Fair Market Rent of the Premises as of the Renewal Term Commencement Date. “Fair Market Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Premises during the Renewal Term, taking into account all relevant factors.
(b)If Tenant timely exercises the Renewal Option, Landlord shall notify Tenant (the “Rent Notice”) at least 150 days before the last day of the initial Term of Landlord’s determination of the Fair Market Rent (“Landlord’s Initial Determination”). Tenant shall notify Landlord (“Tenant’s Notice”), within 20 days after Tenant’s receipt of the Rent Notice, whether Tenant accepts or disputes Landlord’s Initial Determination, and if Tenant disputes Landlord’s Initial Determination, Tenant’s Notice shall set forth Tenant’s determination of the Fair Market Rent (“Tenant’s Initial Determination”). If Tenant fails to give Tenant’s Notice within such 20 day period, or if Tenant gives Tenant’s Notice within such 20 day period but fails to set forth therein Tenant’s Initial Determination, then Tenant shall be deemed to have accepted Landlord’s Initial Determination.
Section 28.03    Fair Market Rent. If Tenant shall dispute Landlord’s determination of the Fair Market Rent, Tenant shall give notice to Landlord of such dispute within 10 days of Tenant’s receipt of Landlord’s notice of Landlord’s calculation of the Fair Market Rent, and, if the parties are unable to resolve such dispute within a further period of 20 days, such dispute shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. The arbitrator shall be impartial and shall have not less than then 10 years’ experience in the City of New York in a calling related to the leasing of commercial office space in office buildings comparable to the Building, and the fees of the arbitrator shall be shared equally by Landlord and Tenant. Within 15 days following the appointment of the arbitrator, Landlord and Tenant shall attend a hearing before the arbitrator at which each party shall submit a report setting forth its determination of the Fair Market Rent of the Premises as of the commencement of the Renewal Term, together with such evidence as each such party shall deem relevant. If either party fails to submit its determination, then the arbitrator shall select the determination that was submitted. The arbitrator shall, within 30 days following such hearing and submission of evidence, render his or her decision by selecting the determination of Fair Market Rent submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the Fair Market Rent of the Premises for the Renewal Term. The arbitrator shall have no power or authority to select any Fair Market Rent other than a Fair Market Rent submitted by Landlord or Tenant, and the decision of the arbitrator shall be final and binding upon Landlord and Tenant. If the Fair Market Rent shall not have been determined by the Renewal Term Commencement Date, Tenant shall pay Base Rent in the amount equal to Landlord’s determination of Fair Market Rent submitted to Tenant pursuant to Section 28.02 until the Fair Market Rent shall have been determined by the arbitrator. Upon any such determination, the Base Rent for the Premises shall be retroactively adjusted (without interest) to the Renewal Term Commencement Date between the parties.
Section 28.04    Amendment. Upon request by Landlord or Tenant following the commencement date for the Renewal Term, Landlord and Tenant will mutually execute, acknowledge and deliver an amendment to this Lease setting forth the Base Rent for the Renewal Term, the Renewal Term Commencement Date, and the Termination Date, as extended. The failure of either party to execute and deliver such an amendment shall not affect the rights or the parties under this Lease. If Tenant shall duly and timely exercise Tenant’s right to the Renewal Term pursuant to the terms hereof, all of the applicable references in this Lease to the Term shall be deemed to include the Renewal Term.
Section 28.05    Time is of the Essence. It is an express condition of the Renewal Option granted to Tenant pursuant to the terms of this Article 28 that time shall be of the essence with respect to Tenant’s giving of the Renewal Notice within the period above provided.
Section 28.06    Expiration. The Renewal Option shall automatically terminate and become null, void and of no force and effect upon the earlier to occur of (a) the expiration or termination of this Lease by Landlord or pursuant to law, (b) the termination or surrender of Tenant’s right to possession of the Premises or any portion thereof, or (c) the failure of Tenant to timely and properly exercise the Renewal Option. The Renewal Option is personal to a Permitted Entity, and under no circumstances whatsoever shall any assignee (other than a Permitted Entity) or any sublessee have any right to exercise the Renewal Option granted herein.
Section 28.07    Pre-Existing Rights. Notwithstanding the foregoing provisions of this Article 28, the Renewal Option shall be subject and subordinate to any pre- existing rights or options of other tenants in the Building or other third parties to lease the Premises. Landlord hereby represents to Tenant that a single tenant holds rights to lease the Premises which are superior to the rights of Tenant hereunder.
ARTICLE 29
RIGHT OF FIRST OFFER
Section 29.01    One Time Right of First Offer. Provided that, as of the time of the giving of the Offer Response Notice (as hereinafter defined) and as of the actual Inclusion Date (as hereinafter defined), (i) Tenant is not then in Default, and (ii) on both the Inclusion Date and the date on which Tenant delivers the Offer Response Notice, Tenant first named above or an Affiliate of Tenant shall be in actual occupancy of the entire Premises, Landlord agrees that if any Offer Space (as hereinafter defined) becomes “available for leasing” (as hereinafter defined) during the Term (such period, the “Offer Period”), then before offering such Offer Space to any other party, Landlord will offer to Tenant a one-time right to include the entirety of the applicable Offer Space within the Premises upon all of the terms and conditions of this Lease, except as otherwise provided in this Article. The term “Offer Space” shall mean collectively and individually (a) approximately 11,311 contiguous rentable feet of space on the seventh (7th) floor of the Unit known as Suite 7B, (b) approximately 10,279 contiguous rentable feet of space on the seventh (7th) floor of the Unit known as Suite 7C, and (c) approximately 17,427 contiguous rentable feet of space on the seventh (7th) floor of the Unit known as Suite 7D.
Section 29.02    Offer Notice. Landlord shall give Tenant notice of the Offer Space by written notice (an “Offer Notice”) setting forth the date Landlord reasonably anticipates the applicable Offer Space shall become available for leasing (the “Inclusion Date”), which Offer Notice shall include Landlord’s determination of the fair market rental value of the Offer Space on an “as is” basis as hereinafter set forth (the “Offer Space FMV”), and Tenant shall have the right to exercise such option with respect to the entire

Offer Space offered by Landlord, such exercise by Tenant to be by written notice to Landlord (a “Offer Response Notice”) given not later than ten (10) Business Days after Landlord gives the Offer Notice (time being of the essence with respect to Tenant giving the Offer Response Notice). Landlord’s Offer Notice shall specify the entire Offer Space in question, including the rentable square footage thereof and the date the Offer Space is reasonably anticipated to be available for leasing to Tenant. Once Tenant has delivered the Offer Response Notice, Tenant’s exercise of its option for the Offer Space shall be irrevocable.
Section 29.03    Available for Leasing. As used in this Article, the term “available for leasing” shall mean the space is vacant or is anticipated to become vacant. “Available” means, as to any Offer Space, that such Offer Space is vacant and free of any present or future possessory right now or hereafter existing in favor of any third party, and Landlord desires, in its sole but good faith discretion, to offer such Offer Space for lease to a third party tenant for office or other use for a lease term that is substantially as long as, or longer than, the then-remaining term of the Lease. Anything to the contrary contained herein notwithstanding, Tenant’s right of first offer pursuant to this Article 29 is expressly subject and subordinate to (y) any right of offer, right of first refusal, expansion right or similar right or option in favor of any third party existing as of the date hereof, and (z) Landlord’s right, in its sole and absolute discretion, to renew or extend the term of any lease to another tenant, whether or not pursuant to an option or right set forth in such other tenant’s lease.
Section 29.04    Terms and Conditions. If Tenant delivers an Offer Response Notice to Landlord, then subject to Section 29.06 hereof, effective as of the Inclusion Date of such applicable Offer Space through and including the Termination Date:
(a)The Offer Space shall be deemed added to and included in the Premises upon the terms and conditions of the Lease except as otherwise set forth in this Article; provided, however, Tenant shall not be entitled to any rent abatement period, work credit or any other tenant inducement with respect to the Offer Space.
(b)From and after the Inclusion Date, the Base Rent payable hereunder shall be increased by, with respect to all the Offer Space, 100% of the Fair Market Value based on the Fair Market Value as of the anticipated Inclusion Date for the period from the Inclusion Date through the Termination Date, which determination of Fair Market Value shall be made substantially in accordance with the terms of Section 29.09 hereof.
(c)For purposes of calculating the Expense Excess and Tax Excess allocable to the Offer Space, Tenant’s Pro Rata Share of Expenses and Taxes by, with respect to all the Offer Space, shall be deemed to be a fraction, expressed as a percentage, the numerator of which shall be the number of rentable square feet included within the Offer Space, and the denominator of which shall be the number of rentable square feet within the Unit.
(d)For purposes of calculating Tenant’s Pro Rata Share of Expense Excess and Tax Excess under Exhibit B of the Lease allocable to the Offer Space, by, with respect to all the Offer Space, (y) the Base Year shall mean the Expenses for the calendar year in which occurs the Inclusion Date, and (z) the Base Tax Amount shall mean the Taxes, as finally determined, payable for the Fiscal Year in which occurs the Inclusion Date.
Section 29.05    Offer Space Condition. (i) With respect to all the Offer Space, Tenant agrees to accept any Offer Space broom clean, free of any prior occupant’s personal property, and otherwise in its then “as-is” condition and state of repair existing as of the applicable Inclusion Date. Tenant understands and agrees that Landlord shall be under no obligation to perform any work or incur any cost or expense in connection with the preparation of any Offer Space for Tenant’s occupancy.

Section 29.06    Inclusion in Premises. Promptly following the inclusion of any Offer Space in the Premises, Landlord and Tenant shall enter into a supplementary agreement with respect to the Offer Space, setting forth the date of inclusion thereof in the Premises; provided, however, that failure to execute such an agreement will not affect the validity of Tenant’s exercise of its right to include the Offer Space in the Premises nor any of Landlord’s or Tenant’s obligations hereunder.
Section 29.07    Waiver of Offer. If Tenant refuses or fails to accept an Offer Notice given by Landlord pursuant to the provisions of this Article with respect to the Offer Space, then Tenant shall be deemed to have waived and relinquished its right of first offer as set forth in this Article with respect only to the applicable Offer Space, and Landlord shall be free to enter into any transaction with any party for all or any portion of the applicable Offer Space, and Landlord shall have no further obligation to offer the applicable Offer Space.
Section 29.08    Delay. If the Offer Space shall not be available for Tenant’s occupancy on the anticipated Inclusion Date set forth in the Offer Notice for any reason, then Landlord and Tenant agree that the failure to have the Offer Space available for occupancy by Tenant shall in no way affect the validity of this Lease or the inclusion of the Offer Space in the Premises or the obligations of Landlord or Tenant hereunder, nor shall the same be construed in any way to extend the term of this Lease, and for the purpose of this Article the Inclusion Date shall be deferred to and shall be the date the Offer Space is available for Tenant’s occupancy unleased and free of tenants or other occupants. Landlord shall use commercially reasonable efforts to deliver possession of the Offer Space to Tenant on or promptly following the Inclusion Date. The provisions of this Section are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.
Section 29.09    Offer Space FMV.
(a)The “Offer Space FMV” shall be the fair market rental value of the Offer Space prevailing upon the Inclusion Date taking into account the absence of improvement allowances, rental abatements, Landlord construction and brokerage commissions (if and to the extent actually applicable), the highest and best use of the Premises, and all other then relevant factors, whether favorable to Landlord or Tenant. The offer Space FMV shall be initially determined by Landlord pursuant hereto. If Tenant’s Offer Response Notice shall not indicate that Tenant disputes Landlord’s determination of the Offer Space FMV, then the Offer Space FMV shall be as set forth in Landlord’s Notice. If the Offer Response Notice shall state that Tenant disputes Landlord’s determination of the Offer Space FMV, then the parties agree to negotiate in good faith to mutually agree upon the Offer Space FMV. If the parties fail to agree on the Offer Space FMV within thirty (30) days following the date of the giving of Tenant’s Offer Response Notice, either party may initiate the arbitration process set forth in Section 29.09(b) below to determine the Offer Space FMV, by giving notice to that effect to the other party, and the party that so initiates the arbitration process shall in such notice specify the name and address of the person designated to act as an arbitrator on its behalf, which person shall be a licensed MAI Appraiser, and if the other party fails within ten (10) days to give notice of the name and address of the person designated to act as an arbitrator on its behalf, then the determination of the first appointed arbitrator shall be final and determinative. For purposes of any such arbitration brought in connection with this Article, the determination of the Offer Space FMV shall take into account all relevant factors, whether favorable to Landlord or Tenant, including but not limited to those factors set forth in this Article.
(b)If the parties are unable to resolve such dispute as to the Offer Space FMV within a further period of twenty (20) days, then such dispute shall be resolved by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Such single arbitrator shall be a licensed MAI Appraiser, shall be impartial and shall have not less than then ten (10) years’ experience in the City of New York appraising commercial office space and buildings comparable to the Unit, and the fees of the arbitrator shall be shared equally by Landlord and Tenant. Within fifteen (15) days following the appointment of the arbitrator, Landlord and Tenant shall attend a hearing before the arbitrator at which each party shall submit a report setting forth its determination of the Offer Space FMV of the Premises as of the Inclusion Date, together with such evidence as each such party shall deem relevant. If either party fails to submit its determination, then the arbitrator shall select the determination that was submitted by the other party. The arbitrator shall, within thirty (30) days following such hearing and submission of evidence, render his or her decision by selecting the determination of Offer Space FMV submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the Offer Space FMV. The arbitrator shall have no power or authority to select any Offer Space FMV other than an Offer Space FMV submitted by Landlord or Tenant, and the decision of the arbitrator shall be final and binding upon Landlord and Tenant. If the Offer Space FMV shall not have been determined on or before the Inclusion Date, Tenant shall pay Base Rent in the amount equal to the arithmetic average of Landlord’s determination of Offer Space FMV submitted to Tenant pursuant to Section 29.02, and Tenant’s determination of Offer Space FMV submitted to Landlord, until the Offer Space FMV shall have been determined by the arbitrator. Upon any such determination by the Arbitrator, the Base Rent for the Premises shall be retroactively adjusted (without interest) to the actual Inclusion Date for the Offer Space.
Section 29.10    Occupancy Requirement. The provisions of this Article 29 shall be effective only if, upon both the Inclusion Date and the date on which Tenant exercises any Offer Response Notice, Tenant first named above or an Affiliate of Tenant is in actual occupancy of the entire Premises.
ARTICLE 30
MISCELLANEOUS
Section 30.01    Governing Law. This Lease shall be interpreted and enforced in accordance with the Laws of the state of New York and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities.
Section 30.02    Attorney’s Fees. If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Landlord’s or Tenant’s failure to declare a Default immediately upon its occurrence or delay in taking action for a Default, as the case may be, shall not constitute a waiver of the Default nor shall it constitute an estoppel.
Section 30.03    Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than any monetary obligations hereunder), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party, but the unavailability of funds or the shortage of administrative personnel of Landlord shall not be deemed a cause beyond the reasonable control of Landlord for this purpose (“Force Majeure”).

Section 30.04    Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that any such successor shall have assumed Landlord’s obligations under this Lease in writing.
Section 30.05    Not an Offer. It is understood and agreed that this Lease is submitted to Tenant on the understanding that it shall not be considered an offer and shall not bind Landlord and/or Tenant in any way whatsoever until (a) Tenant has duly executed and delivered duplicate originals to Landlord, and (b) Landlord has executed and delivered one of said fully executed originals to Tenant.
Section 30.06    Brokers. Landlord and Tenant represent to each other that such party has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any brokers (other than Broker) claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers (including Broker) claiming to have represented Landlord in connection with this Lease. Landlord shall pay any brokerage commission to the Broker in connection with this Lease pursuant to a separate agreement between Landlord and the Broker.
Section 30.07    Time of the Essence. Time is of the essence with respect to Tenant’s exercise of any extension rights granted to Tenant under this Lease. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.
Section 30.08    Quiet Enjoyment. So long as Tenant is not in Default, Tenant shall peaceably and quietly have, hold and enjoy the Premises without hindrance, ejection or molestation by Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease, the Condominium Documents and any Mortgages. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Unit.
Section 30.09    No Air or Light. This Lease does not grant any rights to light or air over or about the Building. Landlord shall have the right to close, darken or obstruct any windows in the Premises by reason of any repairs, improvements, and/or maintenance in or about the Building, without liability to Tenant and without any reduction or diminution of Tenant’s obligations under this Lease, provided that Landlord may not permanently close, darken or obstruct such windows except to the extent required by any Laws. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant. Notwithstanding anything to the contrary contained herein, the provisions of Section shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Property.
Section 30.10    No Third Party Beneficiaries. The provisions of this Lease are for the sole benefit of the parties to this Lease and their successors and permitted assigns and shall not give rise to any rights by or on behalf of anyone other than such parties and no party is intended to be a third party beneficiary hereof.

Section 30.11    Building Name. Landlord and the Board of Managers reserve the right to name the Building and to change the name of the Building and/or the postal address of the Building, at any time and from time to time.
Section 30.12    Counterparts. This Lease may be executed in counterparts and all counterparts taken together shall constitute a single document. In addition, each party may rely upon a faxed copy of the signature of the other party on this Lease to the same extent as if such faxed signature were an original.
Section 30.13    Prohibited Persons. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and, the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.
Section 30.14    Landmark Notification. Tenant is hereby notified that the Premises are subject to the jurisdiction of the Landmarks Preservation Commission, and in accordance with sections 25-305, 25-306, 25-309 and 25-310 of the Administrative Code of the City of New York and the rules set forth in Title 63 of the Rules of the City of New York, any demolition, construction, reconstruction, alteration or minor work as described in such sections and such rules may not be commenced within or at the Premises without the prior written approval of the Landmarks Preservation Commission. Tenant is notified that such demolition, construction, reconstruction, alterations or minor work includes, but is not limited to, (a) work to the exterior of the Premises involving windows, signs, awnings, flagpoles, banners, HVAC Equipment or other equipment, changes in finishings and color, and (b) interior work to the Premises that (i) requires a permit from the Department of Buildings or (ii) changes, destroys or affects an interior or exterior architectural feature of an improvement that is (in whole or in part) a landmark or located on a landmark site or in a historic district.
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[SIGNATURE PAGES FOLLOW]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

BRE/NYT L.L.C.,
a Delaware limited liability company

By:	/s/ Bill Edwards
Name: Bill Edwards
Title: VP – Asset Management

TENANT:

PUBMATIC, INC.,
a Delaware corporation

By:	/s/ Rajeev Goel
Name: Rajeev Goel
Title: CEO

Tenant’s Tax ID Number: [***]
SIGNATURE PAGE TO OFFICE
LEASE AGREEMENT

EXHIBIT A
OUTLINE AND LOCATION OF PREMISES
This Exhibit is attached to and made a part of the Lease by and between BRE/NYT L.L.C. and PUBMATIC, INC. for space in the Building located at 229 West 43rd Street, New York, New York 10036.
[See Attached]

EXHIBIT B
EXPENSES AND TAXES
This Exhibit is attached to and made a part of the Lease by and between BRE/NYT L.L.C. and PUBMATIC, INC. for space in the Building located at 229 West 43rd Street, New York, New York 10036.
1.Payments.
1.01Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which “grossed up” Expenses for each calendar year during the Term exceed “grossed up” Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes for each Fiscal Year during the Term exceed the Base Tax Amount (the “Tax Excess”). Landlord and Tenant acknowledge and agree that Tenant’s obligation for Tax Excess shall commence in the Fiscal Year that commences on July 1, 2015. If Expenses or Taxes in any calendar year or Fiscal Year decrease below the amount of Expenses for the Base Year or the Base Tax Amount, as the case may be, Tenant’s Expense Excess or Tax Excess, as the case may be, for that calendar year or Fiscal Year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year or Fiscal Year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and Tax Excess. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate.
1.02As soon as is practical following the end of each calendar year (including the Base Year) or Fiscal Year, as the case may be, Landlord shall furnish Tenant with a reasonably detailed statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year or Fiscal Year, as the case may be (or in the event of such statement for the Base Year, a reasonably detailed statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for such Base Year). Landlord shall use commercially reasonable efforts to submit such Statement within 120 days following the end of each calendar year or Fiscal Year, as the case may be. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess or actual Tax Excess for the prior calendar year or Fiscal Year, as the case may be, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due, if any. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal year, as the case may be, is less than the actual Expense Excess or actual Tax Excess for the prior calendar year or Fiscal Year, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year or Fiscal Year, as the case may be.
2.Expenses.
2.01Subject to the limitations and excluded expenses set forth in Section 2.02 or in other provisions of this Lease, “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Unit (or if such costs are not separately calculated for the Unit itself, the portion of such costs for the Building which are appropriately allocated to the Unit in accordance with the Declaration) and the Common Areas to the extent such costs are appropriately allocable to Landlord as the owner or lessee of the Unit and not otherwise excluded by the provisions of Section 2.02 below or elsewhere in this Lease but only to the extent that such costs and expenses are reasonably incurred in conformance with good practice in the operation and maintenance of Comparable Buildings, and are determined in accordance with generally accepted accounting principles, applicable to the items involved, consistently applied. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) management fees, not to exceed 2% of gross revenues derived from the Unit; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Unit, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Unit and the other buildings or properties (it being understood and agreed that in no event shall Landlord allocate more than 100% of the compensation and benefits for any single employee among the properties being serviced by such employee); (d) reasonable accounting costs directly related to the operation of the Building, including, but not limited to, preparation of statements of Expenses and Taxes (but excluding costs incurred in connection with audits performed by tenants, including Tenant); (e) subject to the provisions of Section 2.02, the cost of services required to be provided by Landlord to tenants, including Tenant, in the Unit; (f) rental and purchase cost of parts, supplies, tools and equipment used in the operation, repair and maintenance of the Unit; (g) cost of premiums for casualty, liability, workers’ compensation, boiler and machinery, sprinkler leakage, rent loss, and all other insurance with respect to the Property; (h) subject to the provisions of Section 2.02, the actual electricity, gas and other utility costs for the Building; (i) intentionally omitted; and (j) the amortized cost of capital repairs, capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business), purchases of capital equipment or other capital expenditures (collectively, “capital expenditures”) made during and subsequent to the Base Year, together with interest thereon at the Applicable Rate, which are: (1) performed primarily to reduce operating expense costs of the Unit (but only to the extent the same actually reduce such operating expense costs) or otherwise improve the operating efficiency of the Unit; (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Building, after the Commencement Date; or (3) to replace existing equipment and machinery necessary to the operation of the Building with comparable equipment and machinery, or with higher quality equipment if such higher quality equipment is intended to create an efficiency or reduce costs of electricity and/or Expense. The cost of capital expenditures shall be amortized by Landlord over the lesser of the Payback Period or the useful life of the capital expenditure as reasonably determined by Landlord. “Payback Period” means the period of time that it takes for the cost savings resulting from a capital expenditure, as reasonably determined by Landlord in accordance with generally accepted accounting principles, to equal the total cost of the capital expenditure. Landlord, by itself or through an Affiliate, shall have the right to directly perform, provide and, subject to the limitations on inclusion of costs in Expenses set forth in Section 2.02, be compensated for any services under this Lease. If Landlord incurs Expenses for the Building or Property or with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.
2.02Expenses shall not include: (1) the cost of capital expenditures (except as expressly permitted in Section 2.01 above); (2) depreciation or amortization of the Unit, the Building or the Property, including the Common Areas, and any of the improvements, equipment or components thereof (except as expressly permitted in Section 2.01 above); (3) finance charges and principal and interest payments of any loan, mortgage and other non-operating debts of Landlord, and any rent payable under any ground or underlying lease; (4) any cost or expense to the extent to which Landlord is entitled to payment other than as a payment for Expenses, including, but not limited to, work or services performed for any tenant (including Tenant) at such tenant’s cost, the cost of any item for which Landlord is paid or reimbursed by warranties or service contracts or other third parties, increased insurance premiums or taxes assessed specifically to any tenant of the Building, charges (including applicable taxes) for electricity, water and other utilities for which Landlord is entitled to reimbursement from any tenant, and costs incurred in connection with the making of repairs which are the obligations of another tenant of the Building; (5) costs in connection with leasing space in the Building, including brokerage commissions; (6) lease concessions, rental abatements and construction allowances granted to specific tenants; (7) the cost of any work or service performed or rendered exclusively for any tenant, including Tenant, or for which Tenant pays directly to any third party; (8) costs incurred in connection with the sale, financing or refinancing of the Building, including points, closing costs, mortgage taxes, deed stamp or transfer taxes and recording fees; (9) costs and expenses incurred by Tenant or any other tenants of the Building and paid for or payable directly by Tenant or such other tenants either to third parties or to Landlord under agreements for direct payment or reimbursement for non-customary benefits or services; (10) any costs in connection with an expansion of the rentable area of the Building or the acquisition by Landlord of additional land or development rights; (11) attorneys’ fees and other expenses incurred in connection with negotiations or disputes with, or leasing to, tenants or prospective tenants of the Building; (12) legal expenses arising out of (i) the negotiation, preparation or termination of leases or other occupancy agreements, (ii) the enforcement of the provisions of any lease or other occupancy agreement affecting the Property or Building including without limitation this Lease, (iii) the initial construction of the improvements on the Property, and (iv) the review, approval or other actions in connection with the sublease or assignment of tenant leases; (13) costs incurred as a result of the violation by Landlord or any tenant of the terms and conditions of any lease; (14) the cost of acquisition of any sculpture, paintings or other objects of art; (15) that portion of any Expenses paid to any entity affiliated with Landlord which is in excess of the amount which would otherwise be paid at then existing market rates to an entity which is not affiliated with Landlord for the provision of the same service; (16) attorney’s fees and disbursements, brokerage commissions, transfer taxes, recording costs and taxes, title insurance premiums, title closer’s fees and gratuities and other similar costs incurred in connection with the sale or transfer of an interest in Landlord or the Building; (17) Taxes, franchise, transfer, inheritance or capital stock taxes or taxes imposed upon or measured by the income, gain or profits of Landlord; (18) the cost of any item which is, or should in accordance with sound accounting practice be, capitalized on the books of Landlord (except as specifically permitted to be included in Expenses in this Lease); (19) alteration work performed by Landlord to prepare space for tenants; (20) any cost of reconstruction or other work occasioned by fire, windstorm, or by any casualty insured, or required to be insured, against hereunder, or by the exercise of the right of eminent domain; (21) the cost of any judgment, settlement or arbitration award (including the defense thereof) resulting from any negligence or willful misconduct of Landlord; (22) advertising and promotional expenses incurred by Landlord to lease space to new tenants or to retain existing tenants; (23) any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials in or about the Building, Common Area or Property; (24) fines, interest and penalties incurred due to the late payment of Taxes or Expenses; (25) organizational expenses associated with the creation and operation of the entity which constitutes Landlord, including partnership or entity accounting or legal matters, costs of defending any lawsuits with or claims by any mortgagee, ground lessor or claims relating to the defense of Landlord’s title; (26) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; (27) any expenses in connection with services or other benefits of a type which are not provided to Tenant, but which are provided to another tenant or occupant, to the extent that such work or services are in excess of the work or services generally provided to tenants or occupants of the Building with no additional expense; (28) rental payments for items (except for normal office equipment or when needed in connection with normal repairs and/or maintenance of the Building and/or the permanent systems) which if purchased, rather than rented, would constitute a capital expenditure (except and only to the extent of the amortization of any such capital expenditure which, if purchased, would be permitted as an Expense pursuant to Section 2.01); (29) the cost of installing, operating and maintaining any special service, such as an observatory, broadcasting facilities, luncheon club, day care facility, conference facility, fitness, athletic or recreation club, provided that the operating and maintenance costs therefor shall be excluded only if use of such specialty service is restricted and not available to Tenant; and (30) common expenses of the Condominium, if and to the extent that such common expenses are expressly excluded from

Expenses hereunder or duplicate or are in excess of amounts otherwise properly includable in Expenses in accordance with the terms and conditions of this Lease (i.e., the determination of whether and to what extent an item of expense is includable as an Expense in accordance with the terms and conditions of this Lease shall be made without regard to whether the amount of such item is payable by Landlord as part of common charges or directly to a third party. To the extent any facilities or improvements serve the Building as well as other buildings, any costs relating to same which are included in Expenses shall be allocated between the Building and such other buildings in a manner reasonably determined by Landlord.
2.03If at any time during the Base Year or any other calendar year (i) the Unit and/or the Building is not at least 95% occupied or (ii) the tenant or occupant of any space in the Unit and/or the Building (as applicable, and consistently applied) undertook to perform work or services therein in lieu of having Landlord (or Landlord’s Affiliates) or the Board of Managers perform the same and the cost thereof would have been included in Expenses had Landlord or the Board of Managers performed such work or service, then the components of such Expenses which vary based upon occupancy shall be increased to an amount that would have been incurred if the Unit and/or the Building had been 95% occupied and Landlord and/or the Board of Managers, as the case may be, had been supplying services to 95% of the rentable square footage of the Unit and/or the Building, and in the case of management fees reflective of a 95% occupied Unit for an entire year with all tenants paying full rent. If Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined in such manner. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term, including the Base Year. In addition to the foregoing, if during the Base Year or any subsequent calendar year, any maintenance or repair expenses are not incurred or are only partially incurred by Landlord because such expenses are covered during all or a portion of the Base Year or such subsequent calendar year by a warranty that was negotiated with the purchase price of equipment or systems installed, remodeled or upgraded prior to or during the Base Year, there shall be imputed into the Expenses for the Base Year and such subsequent calendar year (if applicable) the amounts which would have been incurred by Landlord had the warranty for such maintenance or repair not been in effect during the applicable portion of or the entire Base Year, and the applicable portion of or the entire subsequent calendar year, as the case may be, less any such charge or reduced charge, if any, paid by Landlord for such warranty which has previously been included in the Expenses for the Base Year.
3.“Taxes” shall mean: (a) all real property taxes and other assessments on the Unit, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Unit, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Unit’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) Landlord’s share of any items of the nature of those described in clause (a) above which are imposed separately upon the Common Areas or the Condominium; (c) all personal property taxes for property that is owned by Landlord and located at and used in connection with the operation, maintenance and repair of the Unit; and (d) Landlord’s share of all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a), (b) and (c), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. Notwithstanding the foregoing, if any charge shall be assessed against the Building in lieu of any item currently included in Taxes or in lieu of additional Taxes, such charge shall be thereupon included within the definition of “Taxes” hereunder. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit which will be applied to the next installment of Base Rent and Additional Rent payable hereunder, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord. Landlord shall have the sole and exclusive right to (i) seek reductions in Taxes and/or the assessed valuation of the Unit and prosecute any action or proceeding in connection therewith, (ii) discontinue any such appeal, and (iii) make settlements in connection with any such action or proceeding. As to special assessments which are payable over a period of time extending beyond the Term, only a pro rata portion thereof, covering the portion of the Term unexpired at the time of the imposition of such assessment, shall be included in “Taxes”. If, by Law, any assessment may be paid in installments, then, for the purposes hereof (a) such assessment shall be deemed to have been payable in the maximum number of installments permitted by Law, and (b) there shall be included in Taxes for each Fiscal Year in which such installments may be paid, the installments of such assessment so becoming payable during such Fiscal Year, together with interest payable during such Fiscal Year. In the event Landlord succeeds in obtaining a reduction of such taxes, rates or assessments with respect to a real estate tax fiscal year as to which Tenant paid Tenant’s Pro Rata Share of Tax Excess, then Tenant shall be entitled to receive its proportionate share of the net amount of any refund received or reduction obtained by Landlord to the extent allocable to the Term after reimbursement to Landlord of all actual out-of-pocket expenses (including, but not limited to, reasonable attorneys’ fees, disbursements and actual costs) incurred by Landlord in obtaining such reduction. Tenant’s entitlement to such refund amount shall survive the expiration of the Term.
4.Audit Rights. Tenant, within 150 days after receiving the applicable Landlord’s statement of Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year (including the Base Year) to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. As a condition to Tenant’s right to review such records, Tenant shall pay all sums required to be paid in accordance with the Landlord’s statement of Expenses. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a nationally recognized CPA firm (having more than 25 accounting professional with real estate experience) licensed to do business in the state or commonwealth where the Property is located. Tenant shall not have the right to retain any person or entity to make such examinations who shall be paid on a contingency fee basis or any other fee basis by which such agent’s compensation is based upon the amount refunded or credited by Landlord to Tenant as a result of such audit or such agent’s review of any other costs or expenses of Tenant at the Property (and, prior to making an examination both Tenant and the person or entity retained by Tenant to make the examination shall certify to Landlord that the person or entity making the examination shall not be paid any sum based in whole or in part on a contingency fee basis or any other fee basis by which such agent’s compensation is based upon the amount refunded or credited by Landlord to Tenant as a result of such audit or review of other costs or expenses). In making any such examination, Tenant agrees, and shall cause its designated representative to agree, to keep confidential (i) any and all information contained in such records and (ii) the circumstances and details pertaining to such examination and any dispute or settlement between Landlord and Tenant arising out of such examination, except as may be required (A) by applicable Laws or (B) by a court of competent jurisdiction or arbitrator or in connection with any action or proceeding before a court of competent jurisdiction or arbitrator, or (C) to Tenant’s management, attorneys, accountants and other professionals in connection with any review of such statements for Expenses or in connection with any dispute between Landlord and Tenant; and Tenant will confirm and cause its representative to confirm such agreement in a separate, written agreement, if requested by Landlord. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 60 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an

Objection Notice within the 60 day period or fails to provide Landlord with a Review Notice within the 90 days period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the calendar year, as the case may be, are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential, subject to the exceptions set forth above. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due, but all such payment shall be without prejudice to Tenant’s rights under this Section 4 of Exhibit B.
If the parties are unable to reach a resolution with within 30 days of Landlord’s receipt of an Objection Notice, and provided that the amount of the Expense Excess or Tax Excess that Tenant claims due is substantially different from the amount of the Expense Excess or Tax Excess Landlord claims is due, Landlord and Tenant shall designate a Certified Public Accountant (the “Arbiter”) whose determination made in accordance with this Section 4 shall be binding upon the parties. If the determination of Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter. If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant. If the Arbiter determines that Landlord overstated Expenses by 10% or more, Landlord shall also pay the reasonable actual out-of-pocket costs incurred by Tenant in connection with auditing Landlord’s records not to exceed $10,000. The Arbiter shall be a member of an independent certified public accounting firm having at least 100 accounting professionals and having at least 15 years of experience in commercial real estate accounting. In the event that Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within 30 days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants who are acceptable to the party sending such notice (any one of whom, if acceptable to the party receiving such notice as shall be evidenced by notice given by the receiving party to the other party within such 30 day period, shall be the agreed upon Arbiter), then either party shall have the right to request the AAA (or any organization which is the successor thereto) to designate as the Arbiter, a certified public accountant whose determination made in accordance with this Section 4 shall be conclusive and binding upon the parties, and the cost charged by the AAA (or any organization which is the successor thereto), for designating such Arbiter, shall be shared equally by Landlord and Tenant. Landlord and Tenant hereby agree that any determination made by an Arbiter designated pursuant to this Section 4 shall not exceed the amount(s) as determined to be due in the first instance by Landlord’s statement of Expenses, nor shall such determination be less than the amount(s) claimed to be due by Tenant, and that any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Notwithstanding the foregoing provisions of this section, Tenant, pending the resolution of any contest pursuant to the terms hereof, shall continue to pay all sums as determined to be due in the first instance by such Landlord’s statement of Expenses without prejudice to Tenant’s rights hereunder and upon the resolution of such contest, suitable adjustment shall be made in accordance therewith with appropriate refund to be made by Landlord to Tenant (or credit allowed Tenant against Base Rent and Additional Rent becoming due) if required thereby. If Expenses for any year following the Base Year are reduced as the result of an agreement or arbitration, a corresponding change, if applicable, shall be made to the Expenses in the Base Year. Thus, for example, if an arbitrator determined that Landlord improperly included legal fees for the negotiation of tenant leases in Expenses for a year subsequent to the Base Year, then (i) such legal fees would be excluded from

Expenses for such subsequent year and (ii) any legal fees for the negotiation of tenant leases included in Expenses for the Base Year would also be excluded. The term “substantially” as used herein, shall mean a variance of 3% or more. The provisions of this Exhibit B shall survive the expiration or earlier termination of this Lease.

EXHIBIT C
DELIVERY CONDITION
This Exhibit is attached to and made a part of the Lease by and between BRE/NYT L.L.C. and PUBMATIC, INC. for space in the Building located at 229 West 43rd Street, New York, New York 10036.
1.Finish floor in elevator lobby.
2.Provide equivalent lighting/electronic outlets in modified areas.
3.Provide Tenant with a form ACP-5.
4.See attached Floor Plan.
C-1

[Floor Plan Exhibit]
[See Attached]
C-2

229W43

7th FLOOR | TEST FIT PLAN

West 44th Street
Eighth Avenue
Seventh Avenue
West 43rd Street
West 42nd Street
A C E
1 2 3
7 S
N Q R

COPY
WEST 43RD STREET

MKDA

EXHIBIT C
SCHEDULE 1
None.
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EXHIBIT D
COMMENCEMENT LETTER
(EXAMPLE)

Date

Tenant
Address

Re:       Commencement Letter with respect to that certain Lease dated as of the ____ day of
_____________, ____, by and between BRE/NYT L.L.C., a Delaware corporation, as Landlord, and ________________, as Tenant, for ___________ rentable square feet on the ___________ floor of the Building located at 229 West 43rd Street, New York, New York 10036.

Lease Id:
Business Unit Number:

Dear	:
In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:
1.The Commencement Date of the Lease is ____________________;
2.The     Rent     Commencement Date of the Lease is _______________.
3.The Termination Date of the Lease is May 31, 2020.
Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention. Tenant’s failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within 30 days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

Authorized Signatory

Agreed and Accepted:

Tenant:
By:
Name:
Title:
Date:
D-1

EXHIBIT E-1
BUILDING RULES AND REGULATIONS
This Exhibit is attached to and made a part of the Lease by and between BRE/NYT L.L.C. and PUBMATIC, INC. for space in the Building located at 229 West 43rd Street, New York, New York 10036.
The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.
1.Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.
2.Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.
3.No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord and are in accordance with Article 26 (and any relevant exhibits to the Lease referred to in said Article) of the Lease. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Notwithstanding the foregoing, Tenant may install and utilize its own graphics for elevator lobby signage on floors where Tenant leases the entire floor and other signage (except for base Building required signage) located within the Premises and not visible from the exterior of the Premises.
4.Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises.
5.All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time, in accordance with the terms of the Lease.
6.Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any
E-1-1

resulting damage, loss or injury. Hand trucks not equipped with rubber tires and side guards shall not be used within the Building.
7.Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.
8.Corridor doors, when not in use, shall be kept closed.
9.Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.
10.No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.
11.No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect, except for normal quantities of materials and supplies customarily used in connection with general office use of the Premises (provided the same are used and stored in accordance with all applicable Laws). Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.
12.Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.
13.Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against any Landlord Party nor shall the Commencement Date of the Term be extended as a result of the above actions.
14.Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.
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15.Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.
16.Bicycles and other similar non-motorized vehicles are permitted inside the Building, but not on the walkways outside the Building, in areas specifically designated by Landlord, subject to the following conditions:
A.Bicycles shall only be brought into the Building via the 44th Street loading dock and freight elevator (the use for which shall be at no cost to Tenant, including after-hours) appurtenant thereto, and through no other entrance and, if the freight elevator is not available, Landlord shall use commercially reasonable efforts to assist with the bringing in, and removal of, bicycles from the Premises;
B.Bicycles shall only be maneuvered by hand in the loading dock, freight elevator, and in or around the Building;
C.Bicycles shall not be stored in any common area/stairwell of the Building, nor in any manner blocking any egress paths of the Building;
D.Landlord shall not be responsible for any loss or damage to any bicycle(s);
E.Landlord shall not be responsible for providing showers/locker-room facilities; and
F.Landlord shall have no liability whatsoever hereunder nor be responsible for providing bicycle storage to Tenant, and bicycles shall only be stored in the Premises.
17.Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.
18.Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability, other than the mere use of the address of the Building for Tenant’s business purposes. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.
19.Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non- smoking building.
20.Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance, provided such standard window coverings are available at commercially reasonable rates as compared to requirements at Comparable Buildings. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.
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21.Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.
22.The work of cleaning personnel shall not be hindered by Tenant after 6:00 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.
Any conflict or inconsistency between the rules and regulations set forth in this Exhibit E-1 and the provisions of the Lease shall be resolved in favor of the provisions of the Lease.
E-1-3

EXHIBIT E-2
ALTERATION RULES AND REGULATIONS
This Exhibit is attached to and made a part of the Lease by and between BRE/NYT L.L.C. and PUBMATIC, INC. for space in the Building located at 229 West 43rd Street, New York, New York 10036.
ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS EXHIBIT E-2 AND THE PROVISIONS OF LEASE SHALL BE RESOLVED IN FAVOR OF THE LEASE.
E-2-1

EXHIBIT F
LETTER OF CREDIT FORM
This Exhibit is attached to and made a part of the Lease by and between BRE/NYT L.L.C., a Delaware limited liability company (“Landlord”) and PUBMATIC, INC. (“Tenant”) for space in the Building located at 229 West 43rd Street, New York, New York 10036.

[Name of Financial Institution]

Irrevocable Standby
Letter of Credit
No.
Issuance Date:
Expiration Date:
Applicant:

Beneficiary

Attention: Property Manager
Ladies/Gentlemen:
We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of $_______________ available for payment at sight by your draft drawn on us when accompanied by the following documents:
1.An original copy of this Irrevocable Standby Letter of Credit.
2.Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: “This draw in the amount of ______________________________ U.S. Dollars ($____________) under your Irrevocable Standby Letter of Credit No. ___________________ represents funds due and owing to us pursuant to the terms of that certain lease by and between __________________, as landlord, and __________________, as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease.”
It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least 60 days prior to such expiration date or applicable anniversary thereof, we notify you in writing, by certified mail return receipt requested or by recognized overnight courier service, that we elect not to so renew this Irrevocable Standby Letter of Credit. A copy of any such notice shall also be sent, in the same manner, to: Equity Office Properties Trust, 2 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Treasury Department. In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1 and 2 above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by an authorized signatory or agent of Beneficiary stating that the Applicant has failed to provide you with an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease. We further acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement
F-1

and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without our approval and without charge. In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder.
This Irrevocable Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) ICC Publication No. 500.
We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.
All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at _______________________________________________________ to the attention of ______________________________________.

Very truly yours,

[name]
[title]
F-2

EXHIBIT G
USE RESTRICTIONS
This Exhibit is attached to and made a part of the Lease by and between BRE/NYT L.L.C. and PUBMATIC, INC. for space in the Building located at 229 West 43rd Street, New York, New York 10036.
Notwithstanding anything to the contrary contained in the Lease, the use of the Premises shall be subject to the following limitations and restrictions:
1.Tenant shall not at any time use or occupy the Premises, the Unit or the Building, or suffer or permit anyone to use or occupy the Premises, or do anything in the Premises, the Unit or the Building, or suffer or permit anything to be done in, brought into or kept on the Premises, which shall (a) violate the certificate of occupancy for the Premises, the Unit or the Building; (b) cause injury to the Premises, the Unit or the Building or any equipment, facilities or systems therein; (c) constitute a violation of the Laws; (d) adversely affect the reputation or appearance of the Building as a first-class office building; (e) impair the proper maintenance, operation and repair of the Unit or the Building and/or their equipment, facilities or systems except to an immaterial extent (unless, in the case of a use which merely increases the costs of such maintenance, repair and operation on a temporary basis which will cease to exist upon the cessation of such use, Tenant agrees to reimburse Landlord for such incremental costs and provided Landlord substantiates such increase with reasonably satisfactory evidence delivered to Tenant); (f) interfere with other tenants or occupants of the Building in their use and enjoyment of their premises except to an immaterial extent; (g) constitute a nuisance, public or private; (h) make unobtainable from reputable insurance companies authorized to do business in New York State all-risk property insurance, or liability, elevator, boiler or other insurance at standard rates required to be furnished by Landlord under the terms of any mortgages covering the Premises (provided that Tenant shall not be deemed to have violated this clause (h) by virtue of its mere use of the Premises for administrative, executive and general office uses, as distinguished from its particular manner of use of the Premises); or (i) discharge objectionable fumes, vapors or odors into the Building’s flues or vents or otherwise.
2.No portion of the Building shall be used as a residence.
3.Any tenant using all or any portion of their premises for food preparation, except for standard office, non-cooking pantries, shall comply with reasonable requirements and restrictions imposed by the Landlord, such as (without limitation) installation of an exhaust system exiting the Building in a manner and from a location that limits noxious odors, a program of pest control and a program of wet trash storage and removal.
4.In no event shall all or any portion of the Premises be used for the following purposes:
(a)the office or business of a welfare, drug or alcohol dependency treatment center, or similar agency, whether public or private, which provides services to clients on the Premises;
(b)a fortune teller, tarot card reader or similar establishment;
(c)in connection with the sale, distribution, display, use, preparation or printing of any pornographic, obscene (as defined in Section 235.00 of the New York Penal Law) or “adult” books, films, videos, recordings, telephone services or similar material.

(d)use by any foreign government or the United Nations, any agency, department, embassy, consulate or mission thereof, or other instrumentality entitled to diplomatic or foreign immunity;
(e)use by employment agency (except for (x) an executive placement firm, a secretarial services placement firm, legal and other professional search firms and other private employment agencies consistent with the Operating Standard of the Building and (y) other use as an employment agency to the extent such use is ancillary to a tenant’s primary business), a school (unless any such school’s use is for office or ancillary uses by such school, as opposed to classrooms or training facilities) or a messenger service (except, in each case, to the extent being provided primarily for the benefit of Tenant’s own employees and guests);
(f)the conduct of any auction sales, fire sales or going-out-of-business sales;
(g)an arcade-type use including, without limitation, amusement devices, games or machines or a pool hall;
(h)any of the following operating an “off the street” business to the general public at the Premises: (i) a bank, (ii) a trust company, (iii) a safe deposit company, (iv) a savings bank, (v) a savings & loan association, (vi) a loan company, (vii) a travelers check or foreign exchange business; or (viii) a stock brokerage business;
(i)a restaurant and/or bar and/or the sale of confectionery and/or soda and/or beverages and/or sandwiches and/or ice cream and/or baked goods (except if expressly provided otherwise elsewhere in this Lease),
(j)the business of photographic reproductions and/or offset printing (except that Tenant and its permitted assignees, subtenants and occupants may use part of the Premises for photographic reproductions and/or offset printing in connection with, either directly or indirectly, its own business and/or activities),
(k)a school or classroom;
(l)medical or psychiatric offices; or
(m)gambling activities.
In addition, and without limiting any of the foregoing, no portion of the Premises may be used as a McDonald’s, Burger King, Wendy’s, or similar fast-food restaurant, (i) a surplus or bankruptcy-sale store, auction venue, flea market or similar store, (ii) a “dollar store”, “99 cent store”, or similar discount store, (iii) a mortuary, funeral parlor or similar store, (iv) a gambling or betting facility (v) a place of religious worship, (vi) a medical center or drug clinic, (vii) a drug or alcohol or similar type of rehabilitation center (viii) a welfare or social services office, (ix) an arcade or similar game-related venue, (x) a music/dance club, (xi) an employment agency, (xii) a school, (xiii) a fortune teller, tarot card reader or a similar establishment, (xiv) an elderly care center, (xv) a sex-themed restaurant, or (xvi) a nail salon or eyebrow threading salon.
Further, the Premises may not be used by (i) an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (ii) any charitable, religious, union or other not-for-profit organization, or (iii) any tax exempt entity within the meaning of Section 168(j)(4)(A) of the Internal Revenue Code of 1986, as

amended, or any successor or substitute statute, or rule or regulation applicable thereto (as same may be amended)
5.No portion of the Premises shall be used for retail purposes.
6.The use of the Premises shall be consistent with the Operating Standard.

EXHIBIT H
SIGN RESTRICTIONS
This Exhibit is attached to and made a part of the Lease by and between BRE/NYT L.L.C. and PUBMATIC, INC. for space in the Building located at 229 West 43rd Street, New York, New York 10036.
1.No signage shall display, advertise or promote any business or person that, at the time of the installation of such signage, (A) is generally perceived by the public and the business community to be engaged in any activity or enterprise that is criminal or otherwise illegal or unlawful (including, but not limited to, the sale of drugs or other paraphernalia), terrorist and/or obscene or pornographic or explicitly sex-related (such as a condom manufacturer, but not including a fashion company such as Victoria’s Secret), or (B) has a reputation such that the placement of its name, logo or identifying symbol on the cupola would be detrimental in the perception of the public and the business community to the reputation, image or operation of the Building or cause the Building to be generally perceived by the public and the business community as an undesirable place for occupancy as a result of such business or Person’s reputation for criminal, illegal or unlawful, terrorist, obscene, pornographic or explicitly sex related activity. The provisions of clause (B) shall not apply to any bank, savings bank, trust company, savings and loan association, credit union or similar banking institution whether organized under the laws of the State of New York, the United States or any other state; (ii) any foreign banking corporation licensed by the Superintendent of Banks of New York or the Comptroller of the Currency to transact business in the State of New York; (iii) any insurance company or pension and/or annuity company duly organized or licensed to do business in New York State; or (iv) any investment bank, provided that any such entity referred to in this sentence shall have assets of not less than $500,000,000.
2.In connection with its signage program for the Building or any sign to be installed, Landlord, upon 30 days’ prior notice to Tenant, may remove, at its sole cost and expense, any sign existing on the date hereof on the exterior of the Building or in the Common Areas of the Building, which sign would not otherwise be permitted under this Exhibit H.
3.Any sign permitted under this Exhibit H shall be installed and maintained in accordance with Law and kept clean and in a good order and state of repair and appearance by and at the expense of Tenant, including, whenever necessary in the reasonable judgment of Landlord, the replacement thereof with materials approved by Landlord. Any installation, replacement, restoration or alteration of a sign shall be deemed to be an Alteration.
Notwithstanding the provisions of this Exhibit H, none of the foregoing is intended to, nor does it, grant to Tenant any signage rights with respect to the exterior of the Building; it being understood and agreed that Tenant has no such rights.
H-1

EXHIBIT I
FORM OF BOARD SNDA
SUBORDINATION, NONDISTURBANCE
AND ATTORNMENT AGREEMENT
This Subordination, Nondisturbance and Attornment Agreement (this “Agreement”) is made effective as of the _____ day of ________________, 20__, by and between the Board of Managers of 229 West 43rd Street Condominium (the “Board”), having its office at _______________________________________,
New York, New York 100__, and ____________________________________[Insert name of Tenant], a _____________________________________________ [Insert type of entity], having an office at ______________________________________, (“Tenant”).
W I T N E S S E T H:
WHEREAS, ____________________________________________ [Insert name of applicable Unit Owner] (“Lessor”) is the owner of the __________________ Unit [Insert name of applicable Unit] (the “Unit”) as defined in that certain Declaration of Condominium dated as of _________________, 2011 (together with the By-Laws (and all exhibits) annexed thereto, as the same may be amended from time to time in accordance with their terms, the “Condominium Documents”);
WHEREAS, pursuant to that certain lease dated as of _____________________________ between Lessor and Tenant (such lease, as the same may be assigned, amended or restated from time to time, the “Lease”), Lessor leased to Tenant that portion of Unit ____ which is [more fully described/shown] on Exhibit A attached hereto (the “Leased Premises”);
WHEREAS, Section ____ of the Lease provides that Tenant shall subordinate the Lease to the Condominium Documents, subject to certain terms and conditions stated in the Lease; and
WHEREAS, as a condition of such subordination the Board has agreed to provide for the non- disturbance of Tenant by the Board, and to provide for the recognition by the Board of the Lease, including all benefits, rights and conditions that Tenant enjoys under the Lease;
NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1.Tenant covenants and agrees that the Lease and the rights of Tenant thereunder are and shall be at all times subject and subordinate in all respects to the Condominium Documents, including, without limitation, the Board’s lien on the Unit for Common Charges (as defined in the By-Laws), subject, however, to the provisions of this Declaration.
2.The Board agrees that so long as: (i) the Lease is in full force and effect (including any extension or renewal period thereof which may be exercised in accordance with any option afforded in the Lease to Tenant); and (ii) Tenant is not in default under the Lease beyond any applicable notice and grace period and abides by all of the other provisions hereof, the Lease and Tenant’s rights thereunder (including without limitation Tenant’s right of possession, use and quiet enjoyment of the Leased Premises) shall not be terminated, altered, disturbed or extinguished by any action of the Board, or any

New Owner (hereinafter defined), including without limitation, by any suit, action or proceeding for the foreclosure of the Leased Premises or otherwise for the enforcement of the Board’s rights or remedies under the Condominium Documents. Notwithstanding anything to the contrary contained in this Agreement, the Board and any New Owner upon becoming the owner of the Unit shall have the right to pursue all rights and remedies set forth under the Lease for any default by Tenant under the Lease beyond any applicable notice and grace period.
3.If the Board shall become the owner of the Unit by reason of the foreclosure or other action described in Paragraph 2 hereof, or the Unit shall be sold as a result of any foreclosure by the Board or transfer of ownership by deed given in lieu of foreclosure by the Board, the Lease shall continue in full force and effect, without necessity for executing any new lease, as a direct lease between Tenant and any subsequent owner of the Unit taking title through the Board (a “New Owner”), as “landlord,” and the Board or the New Owner, as the case may be, shall assume the Lease and all obligations of landlord thereunder, upon all of the same terms, covenants and provisions contained in the Lease, provided, however, the Board or the New Owner shall not be:
(i)bound by any fixed rent which Tenant might have paid for more than 1 month in advance of its due date under the Lease to any prior landlord (including, without limitation, Lessor); unless otherwise consented to by the Board or the New Owner or unless such prepaid amount is actually received by the Board or the New Owner;
(ii)liable for any previous act or omission of any prior landlord (including without limitation, Lessor) in violation of the Lease; or
(iii)subject to any claims, counterclaims, offsets or defenses which Tenant might have against any prior landlord (including, without limitation, Lessor); or
(iv)liable for the return of any: security deposit; overpayments of taxes, operating expenses, merchant association dues, or other items of additional rent paid in estimates in advance by Tenant subject to subsequent adjustment; other monies which pursuant to the Lease are payable by Lessor to Tenant; or other sums, in each case to the extent not delivered to the Board or the New Owner, as the case may be; or
(v)obligated to: complete any construction work required to be done by any prior landlord (including, without limitation, Lessor) pursuant to the provisions of the Lease, to reimburse Tenant for any construction work done by Tenant, to make funds available to Tenant in connection with any such construction work, or for any other allowances or cash payments owed by any prior landlord to Tenant.
(vi)Tenant hereby agrees that, upon the Board or the New Owner becoming the owner of the Unit pursuant to this Paragraph 3, Tenant shall attorn to the Board or the New Owner (or any subsequent owner), as the case may be, and the Lease shall continue in full force and effect, in accordance with its terms. Nothing contained herein shall be deemed to modify the obligations of the Board under the Condominium Documents.
4.No provision of this Agreement shall be construed to make the Tenant liable for any covenants and obligations of Lessor under the Condominium Documents.
5.Tenant shall give written notice in accordance with Paragraph 6 hereof of any default by Lessor under the Lease to the Board at the same time and in the same manner as given to Lessor.

6.Any notices or communications given under this Agreement shall be in writing and shall be given by overnight couriers or registered or certified mail, return receipt requested, (a) if to the Board, at the address as hereinabove set forth, or such other addresses or persons as the Board may designate by notice in the manner herein set forth, or (b) if to Tenant, at the address of Tenant as hereinabove set forth, or such other address or persons as Tenant may designate by notice in the manner herein set forth. All notices given in accordance with the provisions of this Section shall be effective upon receipt (or refusal of receipt) at the address of the addressee.
7.This Agreement shall bind and inure to the benefit of and be binding upon and enforceable by the parties hereto and their respective successors and assigns.
8.This Agreement contains the entire agreement between the parties and cannot be changed, modified, waived or cancelled except by an agreement in writing executed by the party against whom enforcement of such modification, change, waiver or cancellation is sought.
9.This Agreement and the covenants herein contained are intended to run with and bind all land affected thereby. It is expressly acknowledged and agreed by Lessor and Tenant that as between Lessor and Tenant, the subordination of the Lease to the Condominium Documents effectuated pursuant to this Agreement shall in no way affect Lessor’s and/or Tenant’s rights and obligations under the Lease.
10.The parties hereto agree to submit this Agreement for recordation in the Register’s Office for the City of New York. The parties further agree that this Agreement shall terminate and be void automatically, immediately upon the expiration or earlier termination of the Lease, and without the need for any termination or other agreement being recorded to evidence such termination. Notwithstanding the foregoing and without in any way affecting the automatic termination of this Agreement as aforesaid, the parties agree to execute, deliver and submit for recordation a Memorandum of Termination confirming the termination of this Agreement, promptly following the expiration or earlier termination of the Lease.
11.This Agreement may be executed in counterparts, any one or all which shall be one and the same agreement.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the day and year first above written.

The Board:

BOARD OF MANAGERS OF THE
229 WEST 43RD STREET CONDOMINIUM

By:
Name:
Title:

Tenant:
[ ]

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF	)
On this ____ day of ________________, _____, before me, the undersigned, a Notary Public in and for said state, personally appeared ______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF	)
On this ____ day of ________________, _____, before me, the undersigned, a Notary Public in and for said state, personally appeared ______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

EXHIBIT J
INTENTIONALLY OMITTED
J-1

EXHIBIT K
SPECIALTY ALTERATIONS
None.
K-1